UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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Unit Corporation
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UNIT CORPORATION
NOTICE OF THE ANNUAL MEETING OF OUR STOCKHOLDERS
AND
PROXY STATEMENT

Meeting Date:	Wednesday, May 7, 2014

Meeting Time:	11:00 a.m., Central Time

Meeting Place:	Tulsa Room - Ninth Floor
Bank of Oklahoma Tower
One Williams Center
Tulsa, Oklahoma

Dear Stockholder:

On behalf of the board of directors and management, it is my pleasure to invite you to our Annual Meeting of Stockholders to be held on Wednesday, May 7, 2014 at 11:00 a.m., Central Time. The meeting will be held in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma.
By attending the meeting you will have an opportunity to hear a report on our operations and to meet our directors and officers. There will also be time for questions.
Information about the meeting, including the various matters on which you will act, may be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We hope that you will be able to attend the annual meeting. However, whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote your shares using one of the methods available to you.
If you have any questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (918) 493-7700. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company (AST) at:
Toll Free Number: (800) 710-0929
Foreign Stockholders: (718) 921-8283
Web Site Address: www.amstock.com
AST Customer Service Representatives are also available through AST's “Live Help” Internet service weekdays from 9:00 a.m. to 5:00 p.m., Eastern Time.
I look forward to your participation and thank you for your continued support.
Dated this 21st day of March 2014.

Sincerely,

John G. Nikkel
Chairman of the Board

7130 S. Lewis Ave., Suite 1000, Tulsa, OK 74136 ● PO Box 702500, Tulsa, OK 74170-2500
Phone: (918) 493-7700 ● Fax: (918) 493-7711

UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________________________________________________________________________________________

Time and Date	11:00 a.m., Central Time, Wednesday, May 7, 2014
Place	Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma
Items of Business	• elect J. Michael Adcock, Steven B. Hildebrand, Larry C. Payne, and G. Bailey Peyton IV to our board of directors for a three-year term expiring in 2017 (Item No. 1 on the proxy card);
• cast a non-binding advisory vote on executive compensation (“say-on-pay vote”) (Item No. 2 on the proxy card);
• ratify the selection of PricewaterhouseCoopers LLP, Tulsa, Oklahoma, as our independent registered public accounting firm for our fiscal year 2014 (Item No. 3 on the proxy card);
• to consider, if properly presented, a non-binding advisory stockholder proposal to adopt a majority voting standard in uncontested director elections (Item No. 4 on the proxy card); and
• transact any other business that properly comes before the meeting or any adjournment(s) of the meeting.
Record Date	March 10, 2014
Voting Options
Most stockholders have four options for submitting their vote:
• via the Internet (please see your proxy card for instructions),
• by phone (please see your proxy card for instructions),
• by mail, using the paper proxy card, and
• in person at the meeting.

Date of this Notice	March 21, 2014

By Order of the Board of Directors,

Mark E. Schell
Senior Vice President,
Secretary and General Counsel

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, we urge you to vote.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 7, 2014

 This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by the board of directors for the 2014 Annual Meeting of Stockholders. Mailing of this proxy statement will commence on or about March 21, 2014.

(i)

(ii)

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:
The board of directors of Unit Corporation, a Delaware corporation, is providing these proxy materials to you in connection with our annual meeting of stockholders. The meeting will take place on May 7, 2014. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	this Notice of the Annual Meeting of our Stockholders and Proxy Statement (“proxy statement”); and

•	our Annual Report for the year ended December 31, 2013 (“annual report”).
If you requested printed versions of these materials by mail, they also include the proxy card or vote instruction form for the annual meeting.

Q:	Who can vote?

A:	You can vote if you were a stockholder at the close of business on the record date, March 10, 2014. On that date, there were 49,566,723 shares outstanding and entitled to vote at the meeting.

Q:	What information is contained in this proxy statement?

A:
The information relates to the various proposals to be voted on at the meeting, the voting process, the compensation of our directors and certain executive officers, and certain other required information.

Q:	What is an “NEO?”

A:	An NEO is one of the “named executive officers” for whom we provide compensation information in this proxy statement. For purposes of this proxy statement, our NEOs are:

•	Larry D. Pinkston, our CEO and President;

•	Mark E. Schell, our Senior Vice President, General Counsel, and Secretary;

•	David T. Merrill, our Senior Vice President, Chief Financial Officer, and Treasurer;

•	John Cromling, the Executive Vice President of Unit Drilling Company; and

•	Bradford J. Guidry, the Executive Vice President of Unit Petroleum Company.

Q:	Can I access the proxy materials on the Internet?

A:	Yes. We place the proxy materials on our website at www.unitcorp.com.

Q:	How may I obtain the company's latest 10-K?

A:	You may go to our website, www.unitcorp.com, and download and print a copy of our Form 10-K or you can have one mailed to you at no charge by submitting a request to:
Unit Corporation
Attn: Investor Relations
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
(918) 493-7700
www.unitcorp.com
We will also furnish any exhibit to the Form 10-K if you ask for it.

Q:	Who can attend the meeting?

A:	All stockholders can attend.

Q:	What am I voting on?

A:	You are voting on:

•	the election of J. Michael Adcock, Steven B. Hildebrand, Larry C. Payne, and G. Bailey Peyton IV to the board of directors for terms expiring in 2017;

•	a non-binding advisory resolution to approve executive compensation as disclosed in this proxy statement;

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

•	if properly presented, a non-binding advisory vote on a stockholder proposal to adopt a majority voting standard in uncontested director elections.

Q:	How do I cast my vote?

A:
If you hold your shares as a stockholder of record, you can vote in person at the meeting or you can vote by mail, telephone, or the Internet. If you are a street-name stockholder, you will receive instructions from your bank, broker, or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for voting by mail, by telephone, or over the Internet. The proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares "For" each of Items No. 1, 2, and 3, and "Abstain" with respect to Item No. 4.

Q:	How does the board recommend I vote on the proposals?

A:	The board recommends you vote “FOR” each of Items No. 1, 2, and 3. The board makes no recommendation for Item 4.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the meeting to our corporate secretary stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	American Stock Transfer & Trust Company, our transfer agent, will count the vote. A representative of American Stock Transfer & Trust Company will also act as the inspector of election.

Q:	How many votes must be present to hold the annual meeting?

A:
In order to conduct business and have a valid vote at the meeting, a quorum must be present in person or represented by proxies. A quorum is defined as at least a majority of the shares outstanding on the record date and entitled to vote. In accordance with our amended and restated bylaws (“bylaws”) and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

Q:	What are broker “non-votes”?

A:
Broker “non-votes” occur when a broker is not permitted to vote shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker's name may be voted by the broker, but only in accordance with the rules of various national and regional securities exchanges. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, the broker may generally vote on routine matters but cannot vote on non-routine matters. This means that if you do not provide voting instructions to your broker for the non-routine items on our agenda, your broker will inform the inspector of election that it does not have the authority to vote your shares with respect to those matters. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Item No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item No. 3.

The election of directors (Item No. 1), the advisory vote on executive compensation (Item No. 2), and the advisory vote on the stockholder proposal for a majority voting standard in uncontested director elections (Item No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Items No. 1, 2, and 4.

Q:	How many votes are required to approve the proposals?

A:
Directors will be elected by a plurality of the votes cast. This means that the four nominees with the greatest number of “FOR” votes will be elected as directors. Votes withheld will have no effect on the election of directors. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of the director elections.

Approval of Items No. 2,  3, and 4 requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions on these matters will be treated as votes against the proposals. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of these proposals.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	What shares are included on my proxy card?

A:
Your proxy card represents all shares registered to your account in the same social security number and address. However, the proxy card does not include shares held for participants in our 401(k) plan.

Instead, those participants will receive from the plan trustee separate voting instruction cards covering these shares. If voting instructions are not received from participants in the plan, the plan trustee will vote the shares in the same proportion as the votes that were cast by participants.

Q:	What does it mean if I get more than one proxy card?

A:
Your shares are probably registered in more than one account. You should vote each proxy card you receive according to the instructions on that specific card. We encourage you to consolidate all your accounts by registering them in the same name, social security number, and address.

Q:	How many votes can I cast?

A:	On each matter, including each director position, you are entitled to one vote per share.

Q:	What happens if additional matters are presented at the meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted on at the meeting. If you grant a proxy, the persons named as proxyholders, Larry D. Pinkston and Mark E. Schell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, one or more of the board's nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for that candidate or candidates as may be nominated by the board on the recommendation of the nominating and governance committee.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a current report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Q:	What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year's annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 21, 2014. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Unit Corporation
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
Fax: (918) 496-6302
For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws, and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

•	not earlier than the close of business on January 7, 2015; and

•	not later than the close of business on February 6, 2015.
If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the previous year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.
Nomination of director candidates. You may propose director candidates for consideration by the board's nominating and governance committee. Any recommendations should include the nominee's name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company's books, and of the beneficial owner, if any, on behalf of whom the nomination or proposal is made, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder (and such beneficial owner, if any), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the January 7, 2015 through February 6, 2015 time period described above.
Copy of bylaw provisions. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website at http://www.unitcorp.com.

Q:	How is this proxy solicitation being conducted?

A:
We have hired Alliance Advisors, LLC, Bloomfield, New Jersey, as proxy solicitor to assist in the distribution of proxy materials and solicitation of votes. We will pay Alliance Advisors a fee of $7,000 (which includes $2,000 in advance fees for reasonable out-of-pocket expenses), plus any additional reasonable out-of-pocket expenses incurred in connection with their proxy solicitation activities on our behalf. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Some of our employees may also solicit proxies. Alliance Advisors or our employees may solicit proxies in person, by telephone and by mail. None of our employees will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q:	What is the company’s fiscal year?

A:
The company’s fiscal year is the calendar year period that ends on the 31st of December. Unless otherwise stated, all information presented in this proxy statement is based on the company’s fiscal year.

Q:	How can I obtain the company's corporate governance information?

A:	Our Internet website is located at www.unitcorp.com. You may also enter www.unitcorp.com/investor/governance.html for a direct link to the following information:

•	Our Bylaws;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Auditing Complaint Procedures;

•	Policy and Procedures with respect to Related Person Transactions; and

•	Director Independence Guidelines.
Our corporate governance webpage also has a link for reporting on any accounting, internal controls, or auditing matters that pertain to us.
CORPORATE GOVERNANCE AND BOARD MATTERS

GENERAL GOVERNANCE INFORMATION
We are committed to having sound corporate governance principles. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website http://www.unitcorp.com/investor/governance.html and copies of these documents may also be obtained from our corporate secretary. These provisions apply to our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. We will post any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of either the SEC or the NYSE on our website.
Each year, our directors and executive officers are asked to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Our CEO and general counsel are charged with resolving any conflict of interests not otherwise resolved under one of our other policies.
DIRECTOR INDEPENDENCE CRITERIA
Our board has adopted director independence standards, which are available on our website at http://www.unitcorp.com/investor/governance.html. Our board has defined an independent director as a director who the board has determined has no material relationship with the company, either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with the company. A relationship is “material” if, in the judgment of the board, the relationship would interfere with the director's independent judgment. Based on the materiality guidelines adopted by the board, a director is not independent if:

•
the director, or the director's immediate family member received as direct compensation any payment from the company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with the company, except that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered in determining independence;

•
the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which the company made, or from which the company received for property or services (other than those arising solely from investments in the company's securities), payments in excess of the greater of $1 million or 2% of that company's consolidated gross revenues in any of the last three fiscal years; or

•
the director serves as an executive officer of any tax exempt organization which received contributions from the company in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of that tax exempt organization's consolidated gross revenues.

Any person who, or whose immediate family member(s), has within the last three years had any of the following relationships with the company does not qualify as an independent director.

•	Former employees. No director will be independent if he or she is currently, or was at any time within the last three years, an employee of the company.

•
Interlocking directorships. No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

•
Former executive officers of company. No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of the company.

•
Former auditor. No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is the company's internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm; and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on the company's audit within that time.

Additional requirements for audit committee members. A director is not considered independent for purposes of serving on the audit committee, and may not serve on the audit committee, if the director:

•
receives directly or indirectly any consulting, advisory, or compensatory fee from the company, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service); or

•
is an affiliated person of the company or its subsidiaries, as determined in accordance with SEC regulations. In this regard, audit committee members are prohibited from owning or controlling more than 10% of any class of the company's voting securities or such lower amount as may be established by the SEC.

Additional requirements for compensation committee members. A director is not considered independent for purposes of serving on the compensation committee, and may not serve on the compensation committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of the company;

•
has a direct or indirect material interest in any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000; or

•	otherwise has a relationship that is material to that director's ability to be independent from management in connection with the duties of a compensation committee member.
DIRECTOR INDEPENDENCE DETERMINATIONS
The board has determined that at the present time John G. Nikkel, William B. Morgan, J. Michael Adcock, Gary R. Christopher, Robert J. Sullivan Jr., Steven B. Hildebrand, and Larry C. Payne have no material relationship with the company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company) and is independent within the meaning of both our director independence standards and those of the NYSE, as currently in effect. The board has also determined that each of the current members of its three standing committees has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is “independent” within the meaning of both our director independence standards and those of the NYSE, as currently in effect. Mr. John Williams, who served on our board from January 1, 2013 to May 1, 2013, was also deemed independent under both company and NYSE standards for the entirety of his period of service. For transactions considered in making the director independence determinations, the board considered ordinary course and competitive bidding business transactions between directors and the company or its operating subsidiaries.
ROLE OF THE BOARD IN OUR RISK MANAGEMENT PROCESS
Oversight of risk management committee. Our board’s oversight of our risk management activities is delegated to our audit committee. The audit committee manages this responsibility by maintaining regular contact with our vice president of corporate planning, who oversees our risk management committee. The risk management committee was established in April of 2009, and is staffed by employees of our executive and operations management. The objective of the risk management committee is to identify and analyze factors that might pose a significant risk to our company as a whole. In the fall of 2009, the risk management committee began the process of conducting in-depth risk analyses of the most significant potential risks initially identified. As necessary and feasible, remediation plans have been developed for the highest-priority risks. In April 2010, the risk management committee completed its first full report and presented its findings to the audit committee. The risk management committee has continued its annual risk analysis since that time. The vice president of corporate planning provides periodic progress reports directly to the audit committee, which provides input and direction that is communicated back to the risk management committee. The audit committee keeps the full board updated on the ongoing risk management activities of the company and reports any significant findings to the board. In addition, management discusses its highest priority risks and remediation plans with the full board.
Oversight of hedging activities. We hedge some of our oil, natural gas, and natural gas liquids production. The objective of our hedging program is to manage, to a degree, our exposure to changes in commodity prices. Any risk to our company from our hedging activities is overseen by our board. The board defines the scope of our permissible hedging or derivatives activities.  The audit committee (and, ultimately, the board) monitors our hedging activities on an ongoing basis.
BOARD STRUCTURE AND COMMITTEES
Our board is currently structured so that the principal executive officer (our CEO) and board chair positions are separate. Our Corporate Governance Guidelines provide that the board has no policy with respect to separation of these positions. Our board believes that the decision to combine or separate those positions should be an ad hoc decision based on the qualities of the individuals being considered to fill them at a given point in time. Our board's oversight of risk management has had no effect on our leadership structure.
The current structure is a result of specific facts and circumstances and not a specific governance policy. When Mr. Nikkel chose to step down as CEO and retain only his Chairman position in 2005, both he and Mr. Pinkston had many years of leadership experience with the company, along with the valuable knowledge that such experience provides. Separating the Chairman and CEO positions at that time was part of the succession plan for Mr. Nikkel, and the board felt that his ongoing service as Chairman would be a continuing benefit to the company. Accordingly, the board chose to have Mr. Nikkel continue in his role as Chairman, and elected Mr. Pinkston to succeed him as CEO. Our board still believes that the combined experience and knowledge of Messrs. Nikkel and Pinkston, strengthened further by several years of successful leadership and collaboration under the current structure, continues to benefit the company. At this time and in view of the individuals involved, maintaining the separation of the CEO and Chairman positions is the most appropriate leadership structure.
Our board does not have a “lead independent director.” However, Mr. Adcock, an independent director, presides over the executive sessions of the board.
As of the date of this proxy statement, our board has nine directors and the following three standing committees:

•	audit;

•	compensation; and

•	nominating and governance.
The board is divided into three classes. Classes I and II are each structured to consist of three directors (although Class II currently has one vacant position), and Class III is currently structured to consist of four directors. Directors serve for a three year term.
Each of the board's three standing committees operates under a written charter adopted by the committee. Each committee's charter is available at our website at www.unitcorp.com/investor/governance.html. In addition, copies of these charters may also be obtained from our corporate secretary.
During 2013, the board and its committees held a total of 24 meetings. Our board held six meetings, all of which were regularly scheduled. The committees met in the aggregate 18 times. All directors attended 100% of the board and committee meetings held during their period of service during 2013, except one director who missed both a board and a committee meeting scheduled on the same day; however, that director still attended over 91% of the board and committee meetings held during his respective period of service during 2013. Directors are encouraged to attend our annual meeting of stockholders. All directors attended our last annual meeting. In addition to meetings, the board and the various committees may act, from time to time, by unanimous consent.
The following table identifies the current membership of each of the three standing committees, and the number of meetings each committee held during 2013. A summary of each committee's responsibilities follows the table.

DIRECTOR	COMMITTEE MEMBERSHIP
	Audit	Compensation	Nominating and Governance
J. Michael Adcock	x	x*	x
Gary R. Christopher	x	x
Steven B. Hildebrand	x*	x
William B. Morgan	x	x	x*
Larry C. Payne	x		x
Robert Sullivan, Jr.			x
Number of meetings	9	5	4
* Designates the chairman of the committee.
Audit Committee. The responsibilities of our audit committee include:

•	selecting our independent registered public accounting firm;

•	approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services to be rendered by our independent registered public accounting firm;

•	reviewing and approving our annual and quarterly financial statements;

•	consulting with our employees and our independent registered public accounting firm to determine the adequacy of our internal accounting controls over financial reporting;

•	overseeing our relationship with our independent registered public accounting firm;

•	overseeing our internal audit functions;

•
reviewing with our independent registered public accounting firm and our internal audit department and management any significant matters regarding internal controls over financial reporting that may come to their attention during the conduct of their audit;

•	recommending to our board whether the financial statements should be included in our annual report on Form 10-K;

•	reviewing our earnings press releases, as well as our policies with respect to the publication of our earnings and other financial information; and

•	monitoring our ongoing risk assessment and management activities.
The committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members.
The committee has the authority to obtain advice and assistance and receive appropriate funding from the company for outside legal, accounting, or other advisors, as the committee deems necessary or appropriate to carry out its duties.
The committee has established procedures for the receipt, retention, and treatment (on a confidential basis) of complaints received by the company, the board, or the audit committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Accounting and Auditing Complaint Procedures posted on our website.
The report of the audit committee is included at page 45.
Compensation Committee. Our compensation committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies, and programs. In carrying out these responsibilities the committee:

•	annually reviews and approves any corporate goals and objectives relevant to our CEO's compensation, and makes recommendations to the board as to our CEO's compensation;

•	recommends to our board the compensation of our other executive officers and certain key employees;

•	reviews the severance arrangements, change-in-control agreements, and any special or supplemental benefits or plans (if any) applicable to our NEOs;

•	administers any director and employee compensation plans, policies and programs, and discharges its duties under those plans;

•	annually evaluates the risk associated with our compensation programs and practices;

•	recommends director compensation;

•	reviews and approves the “compensation discussion and analysis” for inclusion in our proxy statement; and

•
has the authority to retain and compensate compensation consultants or other advisors that assist the committee in its evaluation of director, CEO, or executive officer compensation, and to assess the independence of any such advisors.

The committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members. For additional information on the operations of the committee, see “Compensation Discussion and Analysis – Administration of our executive compensation program – overview of the process.”
The compensation committee report is included at page 17.
Nominating and Governance Committee. The responsibilities of this committee include:

•	advising the board as a whole on corporate governance matters;

•	advising the board on the size and composition of the board;

•	identifying those individuals qualified to become board members, consistent with any criteria approved by the board;

•	recommending a slate of nominees for election to the board;

•	recommending membership to each board committee;

•	reviewing the continuing qualification of our directors to serve on the board and its committees;

•	reviewing any candidates recommended by our stockholders;

•	leading the board and its committees in an annual self-assessment;

•	considering and resolving questions of possible conflicts of interest of board members or the company's senior executives; and

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.
CONSIDERATION OF NOMINEES FOR DIRECTOR
Stockholder nominees. The nominating and governance committee is charged with evaluating any properly submitted stockholder nominations for candidates for membership on our board as more fully described below under “Identifying and evaluating nominees for directors; diversity policy.” In evaluating nominations, the committee seeks (but is not obligated) to achieve a balance of diversity, age, knowledge, skills, experience, and expertise on the board. Any stockholder nominations submitted for consideration by the committee should include the nominee's name and qualifications for board membership and should be addressed to:
Corporate Secretary
Unit Corporation
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
Our bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors under our bylaws, see “QUESTIONS AND ANSWERS - What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?”
DIRECTOR QUALIFICATIONS
General director qualifications. Our Corporate Governance Guidelines contain the criteria our nominating and governance committee uses in evaluating nominees that it may recommend for a position on our board. Under these criteria, nominees should meet the board's qualifications as independent (as applicable) and should have sufficient time to carry out their duties as well as being able to provide services beneficial to the company's success. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company and its stockholders.
Current director specific qualifications. Each of our current directors possesses a combination of attributes that qualifies him for service on our board. These attributes can include (but are not limited) to: business experience (in general or specific to our industry), knowledge based on specialized education (such as technical industry training, legal, or accounting), and leadership abilities (civic, work-related, or both). We believe the qualifications of our directors, individually and collectively, have made our board an effective and productive one.
At its February 2014 meeting, our nominating and governance committee reviewed the individual qualifications of each of our board members and determined that all directors continue to be well qualified both for board service as well as service on the various committees of the board on which they now serve. The following is a non-exhaustive description of the attributes of each of the four nominees standing for election or re-election at the 2014 Annual Meeting of Stockholders, followed by the other members of the board:

Nominees:
J. Michael Adcock
Mr. Adcock is a licensed attorney with over 28 years of experience in tax, banking, and SEC/regulatory compliance law, working both as in-house counsel and in private practice. He has served as CEO of two different companies, one a community bank and one a publicly-traded international energy company with exploration and production, pipeline, trading, and co-generation subsidiaries. In his capacity as CEO, he was responsible for all operations, financial statements, and SEC and other regulatory-agency reporting. He currently serves as Co-Trustee of a private business trust responsible for investments in real estate, oil and gas, and other equity investments. In addition, Mr. Adcock serves as chairman of the board of a privately held bank, where he is a member of the loan committee, responsible for reviewing and approving business loans. He is also a current director of a non-profit foundation, where he serves on the compensation committee and as its finance chairman. He has been a director for the company since 1997. Mr. Adcock's legal background, his executive experience in energy operations and lending, and his familiarity with the company's business practices and history all serve to qualify him for service on our board as well as the three committees on which he serves.
Steven B. Hildebrand
Mr. Hildebrand brings to the board more than 30 years of experience in the accounting and finance field, more than 10 years of which was as the chief financial officer for a public company. While serving as a public company executive, Mr. Hildebrand was involved in an initial public stock offering, strategic planning, SEC reporting, Sarbanes-Oxley compliance, investor relations, enterprise risk management, executive compensation, establishing and monitoring corporate compliance programs, internal audit, bank facilities, private placement debt transactions and working with ratings agencies. All of these areas of expertise are valuable to his service on the board and its audit and compensation committees. A CPA with both public and private experience, he is qualified for board service as well as serving as the chairman and SEC audit committee financial expert for our audit committee.
Larry C. Payne
Mr. Payne brings to the board over 38 years of experience in the energy industry, six years of which was in the capacity of president and COO of a midstream energy company engaged in natural gas liquids supply and marketing. He has an extensive background in commodity risk management, serving for six years as vice president of commodity management for another midstream energy operation. Mr. Payne is familiar with requirements for marketing various oil and natural gas components. In addition to executive and strategic experience in the industry, Mr. Payne also has extensive operational experience that includes management of assets such as product terminals, pipelines, fractionators, storage facilities, and transportation equipment. Mr. Payne’s expertise in the energy industry based on his many years of executive and operational experience is of significant value to our company, and qualifies him to serve as a board member as well as on the audit committee and the nominating and governance committee.
G. Bailey Peyton IV
Mr. Peyton has 25 years of energy industry operations experience. He has founded and served as President of two oil and natural gas exploration companies, one that he operated from 1984 until selling it in 2007, and another that he has actively operated since 2012. Mr. Peyton also currently operates a company he founded in 1985 to purchase land, minerals, and royalty interests. His company currently has mineral holdings in Texas, Oklahoma, Nebraska, California and Florida. The board feels that Mr. Peyton’s longtime familiarity and hands-on experience with the operations side of our exploration and production business brings experience and practical guidance to the company that qualifies him to serve as a board member.
Continuing directors:
Larry D. Pinkston
Mr. Pinkston has served the company since 1981, and his three decades of experience with the company have provided him a unique knowledge and expertise that is both industry- and company-specific, and is of great value to the board. Additionally, Mr. Pinkston is an accounting and finance professional, and in the early years of his employment with the company served in various accounting and finance positions, including 17 years as the company’s Treasurer and 14 years as a Vice President and Chief Financial Officer (overlapping service in those capacities). All told, Mr. Pinkston has served the company in a variety of management positions for more than a quarter of a century, and he is currently President (since 2003), Director and COO (since 2004), and CEO (since 2005). The nominating and governance committee continues to believe that Mr. Pinkston possesses strong leadership skills and operational expertise, which, along with his accounting and finance expertise, serve as continuing qualifications for service as a board member.

William B. Morgan
Mr. Morgan is a licensed attorney with over 40 years of experience, both as an attorney in private practice and as vice president and general counsel of a large healthcare organization. He has also served as President of that healthcare organization's principal for-profit subsidiary, which employed 1,500 persons. Over the course of his career, Mr. Morgan has advised clients with respect to a broad range of matters, including domestic and foreign loan syndications, project financing, leveraged sale and leasebacks, receivable and depreciation monetization, private and public placement of debt and equity securities, and entity formation. He also served as an adjunct professor of law for over 15 years, teaching securities law and appellate advocacy. Mr. Morgan has served on our board since 1988. The nominating and governance committee continues to believe that Mr. Morgan’s experience inside and outside of the energy industry, along with his leadership and analytical skills, working knowledge of securities and compliance laws, financial and business expertise, and his extensive history with our company all qualify him for service on our board as well as the three committees on which he serves.
John G. Nikkel
Mr. Nikkel is a geologist and mathematician who has been active in the energy industry since 1958, serving in various management positions since 1976. Mr. Nikkel retired from the company in 2005, after a 21-year tenure as its president and chief operating officer and after nearly four years as CEO. He has served the company as a director since 1983, and has effectively led the company as its chairman of the board since 2003. The nominating and governance committee believes that Mr. Nikkel’s decades of experience in the energy industry as well as his historical familiarity with the day-in and day-out operations of the company serve to provide him with the knowledge and expertise necessary to serve as a member of the board, and his lengthy track record as a leader of the company demonstrates his ongoing qualification to serve as its chairman.
Gary R. Christopher
Mr. Christopher has a petroleum engineering degree, and nearly four decades of experience in the energy industry. Mr. Christopher's industry experience has been diverse: he has experience as a drilling engineer, production engineer, reservoir engineer, an acquisitions advisor, and an energy lending professional. Mr. Christopher has also served as President and CEO of a publicly traded oil and natural gas company. He currently consults on financial and engineering matters in the oil and natural gas business. Accordingly, Mr. Christopher has operations expertise, financial expertise, and leadership expertise, all of which have enabled him to serve as a productive board member, including in his role as an SEC audit committee financial expert. Additionally, Mr. Christopher's knowledge of lending practices and his ability to identify and analyze potential business acquisitions for the company are of significant value to the board.
Robert J. Sullivan Jr.
Mr. Sullivan has both undergraduate and master's degrees in business administration, and he has over four decades of experience in the energy business. Mr. Sullivan founded and operated both a 3D seismic company and a midstream natural gas transportation company, and he has been involved in a family-owned independent oil and natural gas company since 1975. He has also served the State of Oklahoma as its Energy Secretary under former Governor Frank Keating's administration. Mr. Sullivan's energy industry background serves as a complement to the backgrounds of the other industry-side directors.
Our board is a mix of personalities, backgrounds, and experiences. We believe this mix gives proof to the adage that the sum is greater than the individual parts. The current directors have a proven track record of working well together to ably guide the company. For additional information on the background and experience of each of our directors, including their other board memberships, please refer to individual director biographical summaries starting on page 48 of this proxy statement.
Identifying and evaluating nominees for directors; diversity policy. The nominating and governance committee uses a variety of means to identify and evaluate individuals being considered for a position on our board. The committee assesses the appropriate size of the board (within the size limits contained in our corporate charter), and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated (or otherwise arise), the committee undertakes to identify those potential candidates that it believes will make good decisions and be able to contribute to the company in a meaningful way. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders, or other persons. Candidates are evaluated at regular or special meetings of the committee and may be considered at any point during the year. As described above, it is the committee's responsibility to consider any properly-submitted stockholder nominations for candidates for the board, verify the stockholder status of persons proposing candidates, and then submit its recommendations to the full board.
Our Corporate Governance Guidelines set forth our position with respect to diversity. Our board is committed to inclusiveness in selecting candidates for board membership. Within the context of our fiduciary duties, applicable law and regulations, and the membership of the board at the applicable time, our nominating and governance committee will take reasonable steps to include women, minority candidates, and candidates from non-traditional environments (such as government, academia, and non-profit organizations) in the pool from which board nominees are chosen. Although there is no specific implementation plan, achievement of our diversity goals is evaluated annually as part of our board self-evaluations.
EXECUTIVE SESSIONS
Executive sessions of non-management directors are held following each regularly-scheduled board meeting, and there is at least one executive session per year attended only by independent directors of the board. The sessions are scheduled and presided over by Mr. J. Michael Adcock, who was elected by the board to chair its executive sessions. Any non-management director can request that an executive session be scheduled.
Any interested party may communicate directly with the presiding director by writing to the following:
Mr. J. Michael Adcock
c/o Corporate Secretary
Unit Corporation
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
CONTACTING OUR BOARD
Individuals may communicate with our board by submitting an e-mail to the board in care of the company's corporate secretary at mark.schell@unitcorp.com or sending a letter to: Board of Directors, c/o Corporate Secretary, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136.
The chair of the nominating and governance committee has been designated as the person to receive communications directed to non-management directors. Our stockholders may write to the chairman of this or any other board committee or to the outside directors as a group c/o Mark E. Schell, Senior Vice President and General Counsel, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136.
Stockholder communications are distributed to the board, or to the appropriate individual director or directors, depending on the facts and circumstances of the communication. However, at the request of the board, certain items that are not related to the duty and responsibilities of the board are excluded, such as advertisements, junk mail, mass mailings, spam, and surveys.
BOARD AND COMMITTEE EVALUATIONS
Each year the board evaluates its performance and effectiveness. Each director completes a board evaluation form to solicit feedback on specific aspects of the board's role, organization, and meetings. The collective ratings and comments are compiled by or for the chairman of the nominating and governance committee, and presented by him to the full board. Additionally, each of the three standing board committees conducts an annual self evaluation of its performance through a committee evaluation form.
DIRECTORS' COMPENSATION AND BENEFITS

CASH COMPENSATION
Only non-employee directors receive compensation for serving as a director. The various components of the 2013 cash compensation paid to our non-employee directors are as follows:

Annual retainer (payable quarterly)	$60,000
Annual retainer for each committee a board member serves on (payable quarterly)	$3,500
Each board meeting attended	$1,500
Each committee meeting attended	$1,500*
Additional compensation for service as chairman of the board	$25,000
Additional compensation for service as chairman of the audit committee	$15,000
Additional compensation for service as chairman for each of the compensation committee and nominating and governance committee	$6,000
Reimbursement for expenses incurred attending stockholder, board and committee meetings	Yes
Range of total cash compensation (excluding expense reimbursement) earned by directors for year 2013	$18,875 and $111,000
* Fees are sometimes waived for telephonic meetings of the board or a committee.

EQUITY AWARDS
At the 2012 annual meeting, our stockholders approved the Unit Corporation Stock and Incentive Compensation Plan Amended and Restated May 2, 2012 (the “amended stock plan”), and under that plan we are permitted to make annual equity awards to our non-employee directors. Under the plan, the maximum number of shares that may be granted to any one participant in any one fiscal year is 125,000 shares. On May 7, 2012, after reviewing data on peer company director stock awards, the compensation committee agreed that unless and until further action was taken by the committee, for annual equity awards in 2012 and subsequent years, non-employee directors would receive an annual equity award equal to that number of shares of restricted common stock valued at $110,000, based on the closing price of our stock on the NYSE on the first business day after each year’s respective annual meeting. Based on the closing price of our stock on the NYSE on the day after our 2013 annual meeting, each non-employee director received 2,641 shares of restricted stock as the equity component of their 2013 director compensation. The 2013 awards vest in three equal annual installments on May 14th in each of 2014, 2015, and 2016. If a director's service terminates before all shares have vested, the unvested shares will be forfeited unless the termination of service is due to death, disability, a change of control (see "Change-in-Control Arrangements, Unit Corporation Stock and Incentive Compensation Plan," on page 40 for definition), or, unless the committee specifically determines to accelerate vesting on a director's retirement, in which case all unvested shares will accelerate and vest 100% as of the date of death, disability, change of control, or at the time the compensation committee determines in the case of retirement.
Before stockholders approved the amended stock plan in 2012, we made annual equity grants to our non-employee directors under the Unit Corporation 2000 Non-Employee Directors’ Stock Option Plan (the “option plan”). As of March 10, 2014, 126,000 shares are subject to outstanding options held by current non-employee directors. Under the option plan, each non-employee director automatically received an option to purchase 3,500 shares of our common stock on the first business day following each annual meeting of our stockholders. The option exercise price was the NYSE closing price of our common stock on that date. Payment of the exercise price could be made in cash or in shares of common stock that had been held by the director for at least one year. No stock option could be exercised during the first six months of its term except in the case of death. Each option had a ten-year term. No future awards will be made under the option plan. Shares that are issued under either the amended stock plan or the option plan can be clawed back in the event of certain specified instances of director misconduct.
DIRECTOR COMPENSATION TABLE
The following table shows the total compensation received in 2013 by each of our non-employee directors:

DIRECTOR COMPENSATION FOR 2013
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Michael Adcock	111,000	110,000	n/a	n/a	n/a	-	221,000
Gary R. Christopher	93,125	110,000	n/a	n/a	n/a	-	203,125
Steven B. Hildebrand	110,500	110,000	n/a	n/a	n/a	-	220,500
William B. Morgan	108,000	110,000	n/a	n/a	n/a	-	218,000
John G. Nikkel	94,000	110,000	n/a	n/a	n/a	-	204,000
Larry C. Payne	94,625	110,000	n/a	n/a	n/a	-	204,625
G. Bailey Peyton IV	70,500	110,000	n/a	n/a	n/a	-	180,500
Robert J. Sullivan Jr.	75,500	110,000	n/a	n/a	n/a	-	185,500
John H. Williams[3]	18,875	n/a	n/a	n/a	n/a	-	18,875
Notes to table:

(1)	Represents cash compensation for board and committee meeting attendance, retainers, and service as a board or committee chairman.

(2)
The amounts included for each director in the “Stock Awards” column are aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based on a stock price of $41.65, reflecting the fair market value on the date of grant. On May 2, 2013, each director, other than Mr. Williams, was granted a restricted stock award for 2,641 shares with a grant date fair value of $110,000. The non-employee directors have the following aggregate number of stock and option awards outstanding at December 31, 2013:

	Stock Awards	Options
J. Michael Adcock	4,463	24,500
Gary R. Christopher	4,463	21,000
Steven B. Hildebrand	4,463	10,500
William B. Morgan	4,463	28,000
John G. Nikkel	4,463	24,500
Larry C. Payne	4,463	3,500
G. Bailey Peyton IV	4,463	3,500
Robert J. Sullivan Jr.	4,463	21,000
John H. Williams	—	14,000

(3)	Mr. Williams served as a non-employee director from January 1, 2013 until his death on May 1, 2013. Mr. Williams had served as a non-employee director since 1988.
OWNERSHIP OF OUR COMMON STOCK BY BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the number of shares of our common stock beneficially owned by each of our current directors, each NEO, and all current directors and executive officers as a group as of March 13, 2014. Except as otherwise noted, all shares are directly owned.

STOCK OWNED BY OUR DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS OF MARCH 13, 2014
Name of Beneficial Owner	Common Stock (1) (a)	Stock Appreciation Rights and Options Exercisable within 60 days (3) (b)	Unvested Common Stock (4) (c)	Total
J. Michael Adcock	18,803 (2)	17,500	4,463	40,766
Gary R. Christopher	12,912	21,000	4,463	38,375
Steven B. Hildebrand	3,912 (2)	10,500	4,463	18,875
William B. Morgan	8,412	24,500	4,463	37,375
John G. Nikkel	88,027 (2)	24,500	4,463	116,990
Larry C. Payne	912	3,500	4,463	8,875
G. Bailey Peyton IV	7,462	3,500	4,463	15,425
Robert J. Sullivan Jr.	912	21,000	4,463	26,375
Larry D. Pinkston	123,206	81,245	132,101	336,552
Mark E. Schell	87,528	32,449	58,867	178,844
David T. Merrill	44,530	26,772	58,306	129,608
John Cromling	35,058	25,804	58,306	119,168
Bradford J. Guidry	40,213	3,500	59,991	103,704
All directors and executive officers as a group* (14 people)	489,243	295,770	444,146	1,229,159
* Each named director and officer individually owns less than one percent of our outstanding shares of common stock and collectively the directors and officers own 2.5%. For purposes of calculating this percentage ownership, the total number of shares outstanding includes the shares previously issued and outstanding (which includes all of the “Unvested” restricted stock identified in column (c)) plus the number of shares that any named owner has the right to acquire within 60 days.
Notes to table:

(1)
Includes the following shares of common stock held under our 401(k) thrift plan as of March 13, 2014: Mr. Pinkston, 7,601 shares; Mr. Schell, 38,557 shares; Mr. Merrill, 7,076 shares; Mr. Cromling, 3,489 shares; Mr. Guidry, 2,790 shares; and directors and executive officers as a group, 62,532 shares. Entry for Mr. Pinkston also includes 300 shares owned by his minor child. Reflects the following shares held jointly with spouses: Mr. Schell, 87,528 shares, Mr. Christopher, 3,912 shares, and Mr. Peyton, 7,462 shares. Excludes unvested common stock, which is set forth separately in column (c).

(2)
Of the shares listed as being beneficially owned, the following individuals disclaim any beneficial interest in shares held by spouses, trusts or for the benefit of family members: Mr. Adcock, 17,891 shares; Mr. Nikkel, 35,000 shares; and Mr. Hildebrand, 3,000 shares.

(3)	The stock appreciation rights (all settled in stock) and options have all vested, but have not been exercised.

(4)	Represents unvested shares of restricted stock over which the named executive officer or director has voting power but not investment power.

STOCKHOLDERS OWNING MORE THAN 5% OF OUR COMMON STOCK
The following table sets forth information concerning the beneficial ownership of our common stock by stockholders who own more than five percent of our common stock.

STOCKHOLDERS WHO OWN MORE THAN 5% OF OUR COMMON STOCK
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	6,911,360	13.94%
FMR LLC 82 Devonshire Street Boston, MA 02109	4,156,919	8.39%
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	2,798,061	5.65%
Heartland Advisors, Inc. 789 N. Water St. Milwaukee, WI 53202	2,727,873	5.50%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,636,550	5.32%
New Mountain Vantage, L.P. 787 Seventh Avenue, 49th Floor New York, NY 10019	2,502,261	5.05%
Notes to table:

(1)
Beneficial ownership is based on the Schedule 13G, 13G/A, or 13D most recently filed by the stockholder or other information provided to us. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	Based on the number of issued and outstanding shares of our common stock as of March 10, 2014.
EXECUTIVE COMPENSATION

OVERVIEW OF NEOs’ 2013 COMPENSATION
The following table provides an overview of the major components of our NEOs' 2013 compensation:

OVERVIEW OF NEOs' 2013 COMPENSATION
Name	Salary	Cash Bonus		Shares of Restricted Stock
		Performance Based	Discretionary	Time Vested	Performance Based
Larry D. Pinkston	$800,000	$375,807	$308,193	44,140	18,917
Mark E. Schell	$420,000	$138,109	$135,891	19,108	8,189
David T. Merrill	$420,000	$138,109	$135,891	19,108	8,189
John Cromling	$420,000	$86,316	$135,684	19,108	8,189
Bradford J. Guidry	$420,000	$203,279	$136,721	19,108	8,189
Please see the Summary Compensation Table, page 33, for complete 2013 compensation information.
HIGHLIGHTS OF 2013 PERFORMANCE
The compensation committee considered various aspects of our 2013 performance in connection with making its compensation decisions. Highlights of our 2013 performance include:
Drilling Segment:

•	Made significant safety performance improvements;

•	Sold four idle 2,000 horsepower drilling rigs and one idle 3,000 horsepower drilling rig;

•	Entered into a purchase and sale agreement to sell four additional idle 3,000 horsepower rigs that closed in the first quarter of 2014;

•	Designed and built the first new proprietary drilling rig (BOSS) and obtained third-party commitments for two additional BOSS rigs for which contracts were entered into during 2013;

•	Refurbished and upgraded several existing drilling rigs; and

•	Entered a new geographic market with two drilling rigs in the Permian Basin of West Texas.
Exploration and Production Segment:

•	Replaced 161% of annual production with new reserves;

•	Finished the year with proved reserves of 160 million barrels of oil equivalents (MMBoe), a 7% increase over prior year;

•	Liquids reserves increased 10% and the PV-10 value of reserves increased 21%;

•	All-in finding and development costs were $17.00 per barrel, a decrease of 18% from 2012;

•	Annual production was 16.7 MMBoe, an increase of 18% over 2012;

•	Sold non-core oil and gas properties with proceeds of $79 million;

•	Established a new emerging play in the Anadarko Basin; and

•	Continued to execute on liquids focus strategy.
Midstream Segment:

•	Gas gathered volumes per day were 309,554 Mcf, an increase of 24% over 2012;

•	Gas processed volumes per day were 140,584 Mcf, an increase of 5% over 2012;

•	Increased the contract mix as a percentage of volume for fee-based contracts to 62% from 39% in 2012;

•	Completed the installation of a 30 MMcf per day plant and made substantial progress on installation of a new 60 MMcf per day processing plant at the Bellmon facility;

•	Completed construction of new gathering and processing facility and the related installation of two gas processing plants in Reno County, Kansas; and

•	Completed 155 miles of line extension and connected 150 wells to our systems.
Corporate:

•	Reduced long-term debt $71 million to $646 million; and

•	Reduced the debt to capitalization ratio to 23% from 27%.
We believe the compensation committee's decisions with respect to our NEOs' 2013 compensation resulted in a well-balanced compensation package that meets our continuing goals of competitively compensating our executives for performance while at the same time managing the resources of the company, all of which serve to build stockholder value.
PROTECTING THE INTEGRITY OF OUR COMPENSATION PRACTICES
The following compensation practices are included in our compensation program:

•
Clawback rights – We have the right to “clawback” our long-term incentive compensation paid to any executive who commits specific acts of fraud or dishonesty. Additionally, the CEO or CFO might be required to reimburse us for any incentive compensation, bonus or equity, received within the 12-month period following the filing of materially noncompliant financial reports requiring an accounting restatement due to specified misconduct.

•
Performance metrics – Since 2011, we have awarded a portion of our short- and long-term incentive awards subject to certain performance metrics; effective February 2014, we increased from 30% to 40% the portion of our NEOs' long-term incentives that are subject to performance conditions.

•	Stock Ownership and Retention Guidelines for Directors and NEOS – In February 2014, we adopted stock ownership guidelines that apply to our directors and named executive officers.

•
Hedging and Pledging Policy – In February 2014, we adopted a specific policy that formalizes our previous practice of prohibiting our directors and named executive officers (and any other officers filing Section 16 reports with the SEC) from hedging or pledging company common stock.

•
Ongoing compensation risk assessment – Our compensation committee conducts a formal annual compensation risk assessment. The committee has determined that, as currently designed, there are adequate design features and controls in place to ensure that our compensation plans and design do not expose the company to undue risks.

•
Trend toward longer-term and at-risk compensation for executives – Our practices with respect to the mix between long-term and short-term compensation, and between time-vested and performance-vested (“at risk”) compensation have shifted over the past several years. As recently as 2006, 82% of our executives’ compensation was in salary and short-term incentives, and only 18% was awarded as long-term (equity) incentives and none of it was subject to performance conditions. In 2013, the ratio was 32% salary and short-term incentives and 68% long-term (equity) incentives. Starting with our February 2014 long-term incentive awards, we have increased from 30% to 40% the percentage that will be subject to performance conditions.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with our management the following compensation discussion and analysis. Based on that review and discussion, the compensation committee recommended to the board that the compensation discussion and analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for fiscal year 2013 by reference to this proxy statement.
The members of the compensation committee are:
J. Michael Adcock – Chairman
William B. Morgan
Steven B. Hildebrand
Gary C. Christopher
COMPENSATION DISCUSSION AND ANALYSIS
To assist you in reviewing our compensation discussion and analysis, we have arranged our discussion into the following sections, each of which may have its own subsections:

•	Our general compensation objectives

•	Elements of our compensation program

•	Our compensation policies and program as they relate to risk management

•	Effect of stockholder say-on-pay vote on compensation decisions

•	Administration of our executive compensation program – overview of the process

•	Role of compensation consultant

•	Role of CEO

•	Peer group

•	2013 salaries

•	2013 long-term incentive awards

•	2013 annual cash bonus awards paid in 2014

•	2014 compensation decisions

•	Executive stock ownership policy

•	Policy on hedging and pledging our securities

•	No backdating, spring-loading, or repricing of options

•	Non-employee director compensation

•	Accounting and tax considerations

•	No employment agreements
Our general compensation objectives. Our primary goals are to attract, motivate, reward, and retain competent employees. We try to meet those goals in a way that embraces our employees' interests with our business and financial objectives, as well as the interests of our stockholders. To do that we:

•	offer a competitive compensation mix consisting of reasonable salaries, short-term and long-term incentives, as well as certain additional benefits;

•	reward performance that achieves our business objectives and enhances the performance of our common stock; and

•
link executive compensation to our stockholders' interests both generally through the use of equity awards as components of executive and non-executive compensation, and more specifically by tying a portion of both long- and short-term incentive compensation for our executives to various performance goals.

Elements of our compensation program. As a general rule, our executive compensation program consists of salary, annual cash bonus (also referred to as “short-term incentive awards”), and certain forms of equity awards (also referred to as “long-term incentive awards”). We also make available health, disability and life insurance, certain indemnification protection, 401(k) retirement benefits, separation benefits, and certain limited perquisites. Each of these elements is viewed as a necessary component of the mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the short-term and long-term performance of the company. Specifically, we believe a competitive salary is required to attract and retain qualified executives. When authorized, annual cash bonuses provide executives with potential earnings based on annual financial and operating results and reward them for short-term successes. Long-term incentive awards are used to motivate both long-term and short-term results and aid in the retention of our executives. Compensating our executives for company performance in both the short term and the long term serves to align our executives’ compensation with the interests of our stockholders. Indemnification protections, retirement and separation benefits, and general perquisites are commonly included in executive compensation packages offered by our competitors, and we believe that providing them helps achieve our compensation goals.
The following chart provides further details about what we pay (or offer) our executives and why we do so:

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Base Salary	Regular cash income, paid semi-monthly.	Provides competitive and predictable regular compensation and rewards core competence and experience.	Is a fundamental or foundation component of our overall competitive pay mix; serves as a short-term feature to balance long-term incentives.
Cash Bonus (or “short-term incentive compensation”)	Discretionary cash awards.	Provides annual incentive in the form of cash compensation and rewards short-term corporate and individual performance.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executives' interests with those of the stockholders in the short term.
	Performance-based cash awards that may be made under the Unit Corporation Annual Performance Bonus Plan.	Provides an annual incentive award based on the attainment of previously designated performance measures.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executive interests with those of the stockholders in the short term.
Long-term Incentives
Since 2009, we have used awards of restricted common stock as our form of long-term incentive compensation. Pay-out is generally staggered over a vesting period, although we have also awarded retention shares structured to have a one-time “cliff” vesting feature. Since 2011, we have also tied a part of this award to attainment of certain performance criteria.
		Provides long-term incentive to contribute to company performance and rewards corporate performance as well as continued service with company.	Balances the short-term features of our mix and motivates our executives to enhance corporate performance, further aligning executive interest with stockholder interests.
Indemnification	We indemnify our officers and directors to the fullest extent permitted by law. This is required by our charter, bylaws, and certain contracts.
We include this as a compensation element because it is commonly provided by peer organizations and is valued by our executives. We believe it allows our executives to be free from undue concern about personal liability in connection with their service to the company and it rewards willingness to serve in positions that carry exposure to liability.
Represents a significant component of a competitive executive compensation package.
Medical, Dental, Life and Disability	Available to full-time company employees through our benefit plans. The value of these is not included in the Summary Compensation Table, since they are available on a company-wide basis.	We include this as a compensation element as it is commonly provided by our competitors and it encourages the health of our employees, and adds to employee productivity and loyalty.	Represents a significant component of a competitive executive compensation package.
Other Paid Time-off Benefits	We provide vacation and other paid holidays to full-time employees, including the NEOs.	Rewards continuity of service and is a standard benefit comparable to the vacation benefits provided by competitors.	Works together with other elements to create a competitive compensation package.
Unit Corporation Employees' Thrift Plan [401(k) plan]
Tax-qualified retirement savings plan under which participating employees can contribute up to 99% of their pre-tax compensation, a portion of which the company can match. Our match for 2013 was 117% of the first 6% of the participant's salary. The company match is paid in shares of the company's common stock.
		A 401(k) plan is a standard corporate benefit and our match to the participants is a competitive feature of our plan. This type of benefit rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Unit Corporation Salary Deferral Plan [Non-qualified plan]
Our non-qualified plan allows designated participants to defer salary and cash bonus for tax purposes until actual distribution at termination, death, in service, or under defined hardship. We do not make a matching contribution to this plan.
		This element of compensation is a standard benefit at executive levels, and is a component of our program that contributes to our competitiveness. This rewards continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Separation Benefits
We provide payments to salaried full-time employees in cases of involuntary termination, change-in-control, or on retirement after 20 years of service with the company.
For specifics, see the narrative discussion at “Potential payments on termination or change in control.”
		This component of our program contributes to our competitiveness, and helps retain our employees. This benefit rewards length and continuity of service.	Works in combination with our other executive pay components to create a competitive overall executive compensation package.
Perquisites	We provide a car allowance to our NEOs and pay for certain club memberships.	We believe that compensating with certain perquisites adds to the general attractiveness and competitiveness of our compensation mix, and helps attract and retain the executive talent we value.	Works in combination with our other executive pay components to create a competitive executive compensation program.

Our compensation policies and program as they relate to risk management. The compensation committee conducted an annual compensation risk assessment at its August 2013 meeting. It received information describing the company's compensation policies and programs in effect for both executive and non-executive employees for the year 2013. Based on its review and discussion of those materials, the committee determined that none of the company's compensation policies or practices encouraged unreasonable or inappropriate risk taking, nor were they reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the committee considered the following features to control or mitigate any potential program risks:

•	We use a mix of fixed and variable, short-term and long-term compensation;

•	Much of our incentive compensation program is discretionary;

•
Total payouts under all incentive award scenarios are not excessive based on compensation surveys and peer compensation level analyses, and are manageable consistent with our ability to pay these amounts;

•	NEOs receive more long-term than short-term compensation;

•	NEO incentive compensation is subject to clawback under specified circumstances;

•	Effective controls are in place to enhance the integrity of recorded results on any performance measures;

•	Our NEOs have high levels of stock ownership, reflecting a continuing alignment with stockholders and providing continuing incentive to take appropriate levels of risk to increase stockholder value;

•
Our NEOs have lengthy tenure; two have been here more than 25 years and the remainder have been here 10 or more years, and we believe this evidences a continuing commitment to creating value over the long term; and

•
The NEOs' performance-based awards have certain risk-mitigating features, including capped maximum payouts; multiple, complementary metrics that are a mix of absolute and relative measures; appropriately tiered goals/performance levels; and overlapping multi-year vesting terms for restricted stock awards.

Our compensation committee addresses compensation risk each time it makes a decision about executive compensation or issuances under our compensation plans.
Effect of stockholder say-on-pay vote on compensation decisions. In accordance with the vote of our stockholders at our 2011 annual meeting, we provide our stockholders an annual say-on-pay vote, and we will continue to do so until the stockholders next vote on the frequency of the say-on-pay vote. The committee reviewed the voting results from the say-on-pay vote conducted at our 2013 annual meeting of stockholders. Over 96% of the shares voting on that item approved our 2012 executive compensation as set forth in our 2013 proxy statement. Given this strong support, it was the committee’s assessment that it should continue to make its executive compensation decisions as it had in years past, attempting to gauge competitive practices and authorizing compensation that is within the range of what is deemed to be competitive and appropriate in our industry.
Administration of our executive compensation program – overview of the process. Our executive compensation program is administered by our compensation committee. Additional details about that committee are located in the corporate governance provisions of this proxy statement, under “Compensation Committee.”
Each year the chairman of the compensation committee, our CEO, our vice president of human resources, and any compensation consultant the committee may have retained, meet during the fourth quarter of the year to analyze the current compensation package of our executive and non-executive employees. (See “Role of CEO,” and “Role of compensation consultant,” for greater detail on this process.) Our CEO ultimately makes recommendations with regard to salaries, any annual bonus awards, and any long-term incentive compensation awards for our non-executive employees and for all executives besides himself. None of our NEOs has a role in recommending their own compensation.
In December of each year, the committee considers the CEO's salary recommendations for non-CEO NEOs, along with any peer and market information presented to the committee, and it makes a decision as to the appropriate salary for the CEO and the other NEOs. The committee then presents its salary determination to the full board. Salaries, as may be adjusted over the year then ending, are effective starting January 1st of the new year.
No action is taken regarding annual bonus awards until sometime after the start of the year following the year to which the bonuses relate. This allows time for the complete financial and operating performance results for the prior year to become known and taken into account when determining those awards. Once that information is available the annual bonus awards for the prior year are determined. Long-term awards are considered to be made prospectively, and are usually made in the first quarter of the year to which they relate. Consequently, salary determinations for 2013 were made in December 2012, effective January 1, 2013; annual bonus incentive awards based on 2013 results were made in February 2014; and 2013 long-term incentive awards were granted in February 2013. Equity awards, if any, are effective the date of the committee’s approval of the award.

Generally, once the committee has approved the NEOs’ compensation, the only adjustments that might be made before the committee’s next annual review would be those deemed necessary or useful due to a change in circumstances (e.g., in the event of a promotion or material increase in responsibility, or in the event of a severe downturn in our industry). No such adjustments were made in any of the years reflected in this proxy statement. It is possible, however, that the committee may make adjustments in the future based on changed circumstances, and those changes if made would be on an ad hoc basis and could affect any or all elements of compensation based on the actual circumstances involved.
In selecting the overall compensation package for our NEOs, the committee considers the financial and operating results of the company, generally taking into account:

•	the growth in each segment of the company;

•	net income, cash flow, and asset base growth;

•	long-term debt levels;

•	any acquisitions made during the year;

•	the attainment of any designated business objectives; and

•	our compensation practices compared to those of other companies.
The committee may also take into account any significant changes in or to the industry in which we operate, as well as general economic conditions. Individual NEO contributions are noted in above-referenced context of considering our overall financial and operating results, as well as in the specific context of evaluating outcomes on the performance-based short- and long-term incentive awards. For performance-based awards, the designated performance measures are selected in advance and certified by the committee at the start of the performance period, and the goals or measures may change from year to year. Decisions not tied to performance-based incentive awards are made at the committee’s discretion. In those cases there is no weighting of assessed factors, no formulaic modeling of how to tie company or individual achievement to awards, no fixed position on whether prior compensation should be considered in making compensation decisions, or whether or how to incorporate any other criteria-based measures into the compensation-setting process.
Role of compensation consultant. The committee used the services of Villareal Associates (“Villareal”), a Tulsa, Oklahoma-based compensation consultant, to assist it in determining the types and amounts of the compensation paid to our executives for 2013. The committee has used the services of Villareal as its independent compensation consultant since 2009. Villareal provided peer and survey information used in determining all components of our NEOs’ reported compensation. Villareal also worked with our management and the head of our human resources department to create the metrics used in our performance-based incentive awards.
In 2013, we paid Villareal a total of $50,125, of which $38,575 was for executive compensation services and $11,550 was for other services consisting mainly of executive and professional search services. The committee's selection of Villareal as its executive compensation advisor was not based on a recommendation by our management, but was based on the committee's preferences. The decision to use Villareal for other services was made by management and was not required to be approved by the committee. During its February 2014 evaluation of the compensation consultant independence questionnaire completed by Villareal, the committee reviewed all of the fees paid to Villareal in 2013. Based on Villareal's answers to the questionnaire, the committee determined that at this time there is no conflict of interest created by Villareal's work for either the committee or the company.
Role of CEO. Before those meetings at which it makes decisions concerning our NEOs' compensation, committee members receive and review the recommendations (and any information on which they are based) made by our CEO regarding the salary and incentive-based compensation for the other NEOs. The CEO does not evaluate or make a recommendation regarding his salary or incentive compensation. Additionally, our CEO meets with the committee and discusses his recommendations. The executives who are subject to the CEO's recommendations are not present at the time of these deliberations. The compensation committee has the authority to accept, reject, or adjust the CEO’s recommendations or those made by any other person. After the committee has reached its decisions regarding the NEOs' compensation, its determinations are then submitted to the full board. The full board then ratifies (and approves, if required) the committee's determinations. The full board has the authority to make any changes it feels are appropriate to the recommendations of the committee.
Peer group. We have changed our peer group somewhat over the course of time covering the executive compensation decisions being reported in this proxy statement. All such peer group changes have been made in an ongoing effort to best identify a well-fitting group of companies to serve as our executive compensation peer group. In December 2012, when our NEOs' 2013 salaries were determined, our peer group (the "2013 Peer Group") consisted of:

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Company

•	Continental Resources, Inc.

•	Denbury Resources, Inc.

•	Forest Oil Corporation

•	Helmerich & Payne, Inc.

•	Newfield Exploration Company

•	Parker Drilling Company

•	Patterson – UTI Energy, Inc.

•	Pioneer Drilling Company (now Pioneer Energy Services Corporation)

•	SandRidge Energy, Inc.

•	SM Energy Company

•	Whiting Petroleum Corporation
That original group of companies had been chosen as the peer group because they are energy companies deemed to be comparable in revenue size, and to be competing for the same executive (and non-executive) talent as the company. In February 2013, when 2013 long-term incentive award decisions were made, it was determined that, prospectively, SandRidge Energy, Inc. ("SandRidge") would no longer be included in the peer group for purposes of determining NEO compensation. SandRidge was removed from the peer group because it was the consensus of the committee that its executive compensation practices, which were at historically higher levels than those of the company, had for some time not been providing a meaningful comparison for the company, and that the peer group without SandRidge would be a more appropriate peer group. In December 2013 it was decided that a more in-depth peer company review should be conducted, addressing the appropriate fit of the peer companies not just from the perspective of revenue size but also in terms of market capitalization ("market cap"). The matter was addressed in February 2014, when it was determined that Continental Resources, with its then $20.12 billion market cap, should be removed from the group. The committee acknowledged that some companies with market caps more than twice higher than ours remain in the peer group, but agreed that there were legitimate reasons to retain them due to geographic or actual competitive market considerations. The committee also decided to prospectively add Atlas Pipeline Partners, LP ("Atlas"), a Tulsa, Oklahoma midstream company, to the group of peer companies. Atlas was deemed to be comparable to the company in both revenue size and market cap. Additionally, because the company’s midstream segment was previously unrepresented in the peer company group, the addition of a midstream company was believed to be a positive addition to the peer group mix. Accordingly, for decisions made after February 2014, the peer group (the "2014 Peer Group") consists of these companies:

•	Atlas Pipeline Partners, LP

•	Cabot Oil & Gas Corporation

•	Cimarex Energy Company

•	Denbury Resources, Inc.

•	Forest Oil Corporation

•	Helmerich & Payne, Inc.

•	Newfield Exploration Company

•	Parker Drilling Company

•	Patterson – UTI Energy, Inc.

•	Pioneer Energy Services Corporation

•	SM Energy Company

•	Whiting Petroleum Corporation
2013 salaries. Salaries for 2013 were set in early December 2012, and were effective January 1, 2013. In making its 2013 salary determination, the committee considered various information provided to it by Villareal, including published survey market salary data. Villareal “aged” the survey data, adjusting upward by 4.0% on an annual basis, in order to bring the data current with executive salaries projected at December 2012. The 4.0% (annualized) multiplier was selected based on the 2012/2013 World at Work Salary Budget Survey (and components from other public surveys) on salary increases projected for executives in the energy sector for 2013. Survey figures used for Mr. Schell, the company’s Senior Vice President, General Counsel, and Secretary, were adjusted upward by 15% to better reflect the additional responsibility of Mr. Schell’s position compared to those of other general counsels; Mr. Schell is not only general counsel, but also oversees the company’s Human Resources, Risk Management, and Training departments, as well as its Workers’ Compensation programs. As adjusted, the Villareal materials reflected the following:

Published Survey Market Salary Analysis (1) - 2012
Position	Current Salary ($000’s)	ERI 50th %ile (2) Salary($000’s)	ERI 75th %ile (2) Salary($000’s)	Towers Watson 50th %ile (2) Salary ($000’s)	Towers Watson 75th %ile (2) Salary ($000’s)	Mercer 50th %ile (2) Salary($000’s)	Mercer 75th %ile (2) Salary($000’s)	ECI 50th %ile (2) Salary($000’s)	ECI 75th %ile (2) Salary($000’s)	Market Average 50th %ile Salary($000’s)	Market Average 75th %ile Salary($000’s
CEO - L. Pinkston	760.0	709.9	945.9	696.0	749.5	689.9	795.7	872.7	986.5	742.1	869.4
Sr. V.P., Secretary and General Counsel - M. Schell	400.0	376.4 (3)	471.8 (3)	305.4(3)	343.7 (3)	400.3 (3)	442.2 (3)	419.2 (3)	466.3 (3)	375.3 (3)	431.0 (3)
Sr. V.P., CFO and Treasurer - D. Merrill	400.0	393.9	510.9	344.4	372.0	320.8	374.7	303.2	318.3	340.6	394.0
Exec. V.P., Drilling - J. Cromling	400.0	407.0	560.0	N.A.	N.A.	413.3	462.0	410.7	514.4	410.3	512.1
Exec. V.P., Exploration & Production - B. Guidry	400.0	429.0	590.2	N.A.	N.A.	395.3	533.9	390.6	419.9	404.9	514.7
Notes to table:

(1)	Survey key:
ERI = Economic Research Institute’s “Salary Assessor” for energy companies and company divisions of comparable revenue size;
Towers Watson = Towers Watson Data Services’ “ECS Industry Report on Top Management Compensation,” for energy companies of comparable revenue size;
Mercer = 2012 Mercer Survey of companies of comparable revenue size; and
ECI = 2012 ECI Survey of energy companies and company divisions of comparable revenue size.

(2)	Aged by 4.0% on an annual basis to be current as of 12/31/12 based on 2012/2013 World at Work Salary Budget Survey and other related surveys or energy-components of larger surveys.

(3)	Adjusted by +15% to reflect added responsibility for HR, Risk Management and Training/Development.
Mr. Pinkston had recommended average raises of 5.31% as a group for the company’s non-NEO employees. (This includes raises associated with promotions and market adjustments.) That recommendation would place the majority of the non-NEO employees at approximately the 50th percentile of their market targets, with a sub-group designated as "key non-executive employees" being placed at between the 50th and 75th percentiles of the market. For the non-CEO NEOs and the head of the company's midstream segment, Mr. Pinkston recommended a salary increase of 5%, which would place them, as a group, between the 50th and 75th percentiles of their average market targets. Mr. Pinkston made no recommendation as to his 2013 salary.
The committee approved the 5% salary increases recommended for the non-CEO NEOs by Mr. Pinkston. Additionally, the committee determined that applying the same 5% salary increase to the CEO would be appropriate. Accordingly, the salaries for our NEOs for 2013 were:

•	Mr. Pinkston – $800,000

•	Mr. Schell – $420,000

•	Mr. Merrill – $420,000

•	Mr. Cromling – $420,000

•	Mr. Guidry – $420,000
2013 long-term incentive awards. 2013 long-term incentive awards were addressed at the committee's February 12, 2013 meeting. The committee reviewed the company’s 2012 financial and operational results, in the form available at that time, as provided to the committee by the chairman. Among the highlights of those results were the following:
Corporate

•	Attained tax savings through Internal Revenue Code Section 1031 like-kind exchange treatment of exploration and production acquisitions/divestitures;

•	Enhanced the flexibility of the commodity hedging program through prospective adoption of mark-to-market accounting for hedging transactions;

•	Completed a $400 million add-on to its existing senior subordinated notes offering; and

•	Amended the bank credit facility and expanded the syndication with the addition of two new banks.
Drilling Segment

•	Sold a 600 hp mechanical rig during 2012 that had very limited market capabilities;

•	Added two new drilling rigs into service;

•	Increased cash flow per rig per day from $8,496 in 2011 to $9,578 in 2012;

•	Significantly improved safety performance; and

•	Refurbished, upgraded, or returned to service 15 existing drilling rigs.
Exploration and Production Segment

•	Replaced 337% of 2012 annual production with new reserves (including reserves from the Noble Energy property acquisition);

•	Finished the year with proved reserves of 150 million barrels of oil equivalents (MMBoe), a 29% increase over 2011;

•	Annual oil and gas production was 14.2 MMBoe, an increase of 18% over 2011;

•	Finalized a significant acquisition of properties from Noble Energy;

•	Divested Bakken and East Texas properties (outside our core areas of operations);

•	Established a significant Mississippian position and drilled our first Mississippian horizontal well;

•	Attained significant drilling efficiencies in the Granite Wash and Marmaton plays of Oklahoma;

•	Made a significant new discovery in the Wilcox formation; and

•	Successfully continued its liquids focus strategy.
Midstream Segment

•	Expanded its Hemphill, Oklahoma processing facility capacity by 45MMcf per day;

•	Completed first phase of Pittsburgh Mills, Pennsylvania gathering system, and started construction of the second phase;

•	Completed construction of Bellman processing system and started an expansion project in Oklahoma;

•	Expanded Cashion, Oklahoma processing facility capacity by 25MMcf per day; and

•	Negotiated new NGLs contract to receive Belview pricing for significant portion of Conway NGLs.
In addition to the above financial and operational results, the committee reviewed the CEO Assessment Survey for 2012 performance completed by the non-CEO directors. That survey indicated that on the whole the directors felt that the CEO was performing at a skilled or highly-skilled level.
The committee reviewed materials prepared by Villareal, including information comparing the NEOs’ total compensation to that of the NEOs at the company’s 2013 Peer Group. Since the committee was evaluating whether to continue using SandRidge as a peer company, exhibits were prepared with and without SandRidge’s data included. For 2011, the last complete year for which peer information was then available, the exhibits showed that the company’s total average compensation for its five NEOs as a group was $6.8 million. For the 2013 Peer Group NEOs as a group, total average compensation in 2011 was $15.3 million (excluding SandRidge) and $17.5 million (including SandRidge).
Villareal’s materials reflected that, for the period 2008-2011, the average ratio of the company’s NEO short-term incentive compensation (“STI”) relative to its cash flow was .15%, compared to the 2013 Peer Group NEO-STI-to-cash-flow ratio of .44% (with SandRidge) and .42% (excluding SandRidge). Similarly, the materials reflected that, for the same period, the ratio of the company’s NEO long-term incentive compensation (“LTI”) relative to its cash flow was .32%, compared to a 2013 Peer Group NEO-LTI-to-cash-flow ratio of 1.21% (including SandRidge) and 1.01% (excluding SandRidge).
The committee evaluated the following survey and peer group information compared to the company's to determine whether salary multipliers used for the NEOs' LTI targets should be adjusted:

Market Survey Analysis Long-Term Incentive Compensation Targets (as a % of salary)
	Mercer (1)	ECI (2)	Peers (3)	Company (4)
CEO	299%	536%	470%	329%
Non-CEO NEOs	238%	234%	316%	329%
Notes to Table:

(1)	Mercer Energy Survey (2010-2012), represented as a percentage of salary

(2)	ECI Energy Survey (2011-2012), represented as a percentage of salary

(3)	Actual payments by the 2013 Peer Group (excluding SandRidge) as a percent of salary during the period 2008-2011

(4)	Current targets at February 2013

Other materials considered by the committee reflected that during 2011 the 2013 Peer Group (excluding SandRidge) had been using multiples of salary ranging from 317% for the 5th-highest paid NEO to 556% for the 1st-highest paid NEO to determine long-term incentives. The average multiple being used for the 1st through 5th highest paid executives was 445%, and the average multiple for the 2nd through 5th-highest paid executives was 397% of salary. The company had previously established a target of 329%-of-salary as the multiplier for both the CEO and the non-CEO NEOs in setting its long-term incentive compensation goals. Based on its review of the 2013 Peer Group and market practices with respect to multiples of salary being used to set long-term incentive compensation targets for NEOs, the committee agreed to increase the CEO's LTI target salary multiple to 400% of salary, while keeping the salary multiple for the non-CEO NEOs at 329% of salary.
Accordingly, the committee authorized the following as the 2013 long-term incentive restricted stock awards to our NEOs:

•	Mr. Pinkston – 63,057 shares

•	Mr. Schell – 27,297 shares

•	Mr. Merrill – 27,297 shares

•	Mr. Cromling – 27,297 shares

•	Mr. Guidry – 27,297 shares
The committee further determined that 30% of the long-term incentives set forth above should vest subject to performance conditions, and that 70% should be time vested. The committee elected to continue with the 30% performance-based: 70% time-vested allocation of the award that it had chosen to use in the past because it continued to view this as a reasonable allocation of at-risk compensation to time-based compensation. For the 70% that was to vest over time, the committee determined it should vest in three equal annual installments starting March 9, 2014. The performance-based shares will vest in an amount that will be determined based on application of the following formula, which measures total stockholder return as compared to that of the 2013 Peer Group, excluding SandRidge:
Total Stockholder Return (“TSR”) =
Ending stock price – Beginning stock price + Dividends
Beginning stock price
For purposes of the formula, the ending and beginning common stock price used will be calculated using the average of the closing price of our common stock on the NYSE for the 15-trading-day period ending on the start and end of the designated performance period (February 12, 2013 to February 12, 2016) and the peer companies' stock prices will be determined in the same manner.
The committee believes that TSR is a readily understood and commonly used measure of corporate performance, and that a comparison of the company’s TSR to that of a group of our peer companies is a useful measure of our performance on a relative basis. The committee also believes that using TSR as a measure aligns our management with our stockholders.
The number of performance-based shares that ultimately vest for the NEOs will be determined by the TSR of the company relative to the TSR of the 2013 Peer Group (excluding SandRidge) at the end of the performance period, as follows:

Company’s Performance Percentile Rank (Unit TSR vs. Peer TSR)	Vesting (% that will vest)
90	150%
75	125%
60	100%
50	75%
40	50%
If our TSR is less than the 40th percentile of peer TSR levels at the end of the performance period, none of the performance-based shares will vest.
2013 annual cash bonus awards paid in 2014.
The committee made its 2013 short-term incentive cash bonus award determination in February of 2014. The award structure had been agreed on by the committee in February of 2013: 50% of the target bonus was performance-based, and 50% was discretionary. The committee continues to believe that the 50:50 allocation is an appropriate mix of formula-based objective performance measures and committee discretion. The discretionary component allows the committee to adjust for individual performance and any unforeseen circumstances (such as unusual commodities prices) or unintended consequences arising from the application of the performance metrics. At that February 2013 meeting when the short-term incentive structure was determined, the committee had agreed to increase from 75% to 100% the percentage of salary used for the CEO's total target short-term incentive, and to increase the non-CEO-NEOs' total short-term incentive target percentage of salary multipliers from 50% to 70%. The committee evaluated survey and peer company market targets compared to the company's when deciding to change those salary multipliers. That information reflected the following:

Market Survey Analysis Short-Term Incentive Compensation Targets (as a % of salary)
	Mercer (1)	ECI (2)	Peers (3)	Company (4)
CEO	99%	156%	164%	75%
Non-CEO NEOs	65%	75%	142%	50%
Notes to Table:

(1)	Mercer Energy Survey (2010-2012), represented as a percentage of salary

(2)	ECI Energy Survey (2011-2012), represented as a percentage of salary

(3)	Actual payments by the 2013 Peer Group (without SandRidge) as a percent of salary during the period 2008-2011

(4)	Current targets at February 2013
Based on this information, the committee agreed that the 75%-to-100% and the 50%-to-70% multiplier of salary increase for the CEO and non-NEOs, respectively, with respect to total STI targets increases were appropriate based on market information.
Performance-based Component of Short-term
Incentive Cash Bonus Awards.
The performance-based short-term incentives comprised two separate awards, a “financial performance award,” and a “scorecard award.” The financial performance award was computed in the same manner for all segments of the company, but weighted more heavily for Messrs. Pinkston, Schell, and Merrill, the corporate NEOs (60% of the total performance-based bonus amount), and less heavily for Messrs. Guidry and Cromling, NEOs who head business operating segments (20% of total performance-based bonus amount).
The total performance-based incentives available to the NEOs for 2013 were multipliers of their salaries that were based on the level of performance achieved, as follows:

Incentive range for performance-based total of short-term incentives (Financial Performance Award + Scorecard Award) (% of salary)
Name	Threshold	Target	Outstanding
Mr. Pinkston	25.0%	50.0%	100.0%
Mr. Schell	17.5%	35.0%	70.0%
Mr. Merrill	17.5%	35.0%	70.0%
Mr. Cromling	17.5%	35.0%	70.0%
Mr. Guidry	17.5%	35.0%	70.0%
Because the short-term incentive target awards were designed to be 50% performance-based and 50% discretionary, the percentage-of-salary multipliers set forth in the above table reflect 50% of the standard multipliers believed by the committee to represent the multiplier of salary that was the then-current market target for short-term incentives for executives in similar positions based on the market-based survey data.
Financial performance award. For purposes of the 2013 financial performance award, NEO performance was measured in terms of the ratio of our consolidated annual cash flow to our average total annual assets, as compared to the same ratio for the 2013 Peer Group, excluding SandRidge. The committee believes that the cash-flow-to-assets ratio is a useful corporate financial performance measure relating to earnings quality and efficiency, and that comparing the company’s performance to that of a group of peer companies on that measure serves as another useful relative measure of our performance. For purposes of this award, peer group performance was determined based on analysts's published projected financial performance levels for the performance year (i.e., 2013).

Depending on the performance level achieved, the incentive opportunity ranges for the NEOs were as follows for the financial performance award:

Name	Threshold	Target	Outstanding
Mr. Pinkston	15.0%	30.0%	60.0%
Mr. Schell	10.5%	21.0%	42.0%
Mr. Merrill	10.5%	21.0%	42.0%
Mr. Cromling	3.5%	7.0%	14.0%
Mr. Guidry	3.5%	7.0%	14.0%
The incentive ranges reflected for Messrs. Pinkston, Schell, and Merrill for 2013 were 60% of the total ranges available for the performance-based total short-term incentive, reflecting the 60% weighting of this financial performance factor for the corporate NEOs. For Messrs. Cromling and Guidry, it was 20% of the total available incentive, reflecting the established weighting for the business segments. If the threshold level of performance had not been achieved, there would have been no payout on the financial performance award.
Performance at the 25th percentile of the 2013 Peer Group, excluding SandRidge, constituted “threshold” performance; 50th percentile performance constituted “target” performance, and 75th percentile performance constituted “outstanding” performance. The amount payable for performance falling between two performance levels is determined by interpolation.
Scorecard Award. The scorecard component of the 2013 short-term incentive award was based on the performance of our three primary operating segments, and the performance metrics differed for each segment. The scorecard award for Messrs. Pinkston, Schell, and Merrill, our corporate-level NEOs, is referred to as the “corporate scorecard award." Our other two NEOs, Messrs. Guidry and Cromling, are heads of two of our operating segments, and their scorecards are based on operating metrics relevant to their segments. Mr. Cromling’s scorecard award is referred to as the “drilling segment scorecard award,” and Mr. Guidry’s scorecard award is referred to as the “exploration and production segment scorecard award.” We have a third main operating subsidiary, Superior Pipeline Company, L.L.C. (“Superior”). While Superior’s President is not one of our NEOs and his compensation is not covered in this proxy statement, his segment’s scorecard, the “midstream segment scorecard” factors into the corporate scorecard award and is detailed below.
The goals selected for the operating segment heads were initially selected by our CEO in consultation with the individual segment heads and our compensation consultant, and they were submitted to and approved by the committee. Each year the CEO and the committee review and make changes to the goals as circumstances change. Each goal was chosen because it was believed to relate to an important and measurable financial, operating, or strategic goal of that NEO’s operating segment. The process for setting the threshold, target and outstanding levels for each metric is dependent upon the metric.  For many of the metrics, the “target” performance level is set based on the budget for the coming year and the “threshold” and “outstanding” numbers are then chosen within a reasonable range of the “target.” For other metrics, the “threshold” is set at a level that creates economic value for the company and its shareholders while the “target” and “outstanding” levels are set as significant improvements to the “threshold” level.
Depending on the performance level achieved, the incentive opportunity ranges for the NEOs were as follows for the scorecard awards (expressed as a percentage of their annual salaries):

Name	Threshold	Target	Outstanding
Mr. Pinkston	10.0%	20.0%	40.0%
Mr. Schell	7.0%	14.0%	28.0%
Mr. Merrill	7.0%	14.0%	28.0%
Mr. Cromling	14.0%	28.0%	56.0%
Mr. Guidry	14.0%	28.0%	56.0%
2013 corporate scorecard award. The scorecard for Messrs. Pinkston, Schell, and Merrill was a composite of the scorecards of the three business segments. The segments were weighted 55% for the petroleum segment, 25% for the drilling segment, and 20% for the midstream segment. This weighting was initially based on the relative expected cash flow contribution of each operating segment as projected at the time the awards were established, and then adjusted to ensure each segment’s weighting would be high enough to be relevant to the overall measurement. The incentive range for these awards is 40% of the performance based incentive opportunity range for the corporate NEOs, reflecting the weighting of the corporate scorecard award relative to the financial performance award for those NEOs.

2013 drilling segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head. The drilling segment's scorecard award was determined based on the segment’s performance on four factors:
•accidents per 200 man-hours;
•cash flow per rig per day;
•number of rigs operating; and
•rig down-time.
The committee believes that safety is a paramount concern in the oil and gas drilling industry, and incentives tied to improved safety performance, such as reduced accidents per man hours worked, are in the best interests of that segment. Cash flow is a commonly-used financial measure in all areas of business, and the committee believes that for the drilling business, cash flow per rig per day is a valuable measure of financial performance. The number of rigs operating and rig down-time both reflect the operating efficiency of the organization and impact the bottom line of the business, so increased rig utilization and decreased rig downtime are worthwhile performance goals approved by the committee.
2013 exploration and production segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head. For the head of our exploration and production segment, the performance measures approved were:
• rate of return for new wells drilled;
• production replacement with new reserves;
• production growth; and
• operating costs.
Increasing rates of return and reducing operating costs were selected because both will have measurable impact on the financial performance of the segment. Production growth and production replacement with new reserves were selected because they are both good measures of added value to the exploration and production segment, and incentivizing the growth of that value is encouraged.
2013 midstream segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the incentive opportunity range for this performance-based incentive award for the segment head. This segment's scorecard performance was determined based on the segment's performance on these three factors:
•growth in segment cash flow;
•return on invested capital; and
•growth in volumes gathered.
Growth in cash flow and return on invested capital were selected because they are commonly used financial measures believed to provide meaningful measures of midstream segment performance and efficiency. Increasing volumes gathered is an operational goal that enhances the midstream segment’s revenue and bottom line and the committee believes that it serves as another suitable measure of midstream segment performance.
Based on the combined financial performance award and the relevant scorecard award results, set forth in greater detail below, the following amounts were paid to the NEOs for the performance-based component of the bonus:
•Mr. Pinkston – $375,807
•Mr. Schell – $138,109
•Mr. Merrill – $138,109
•Mr. Cromling – $86,316
•Mr. Guidry – $203,279

The individual scorecards on which these amounts are based are as follows:
Business Segment NEOs. Mr. Guidry – Executive Vice President of Unit Petroleum Company:

A. Exploration and Production Segment Scorecard Award
Performance Measure	Threshold (pays 14% of salary/3.5% per factor)	Target (pays 28% of salary/7% per factor)	Outstanding (pays 56% of salary/14% per factor)	Actual	% Salary Payable	Bonus Payable
Reserves Replacement (1)	120.00%	150.00%	180.00%	160.73%	9.5%
Rate of Return - New Wells Drilled (2)	16.00%	18.00%	20.00%	22.82%	14.00%
Production Growth (3)	10.00%	12.00%	15.00%	17.59%	14.00%
Operating Costs (4)	$1.60	$1.50	$1.30	$1.57	4.62%
Scorecard Total					42.12%

B. Financial Performance Award
	Threshold (3.5% of Salary) (6)	Target (7% of Salary) (7)	Outstanding (14% of Salary) (8)	Actual	% Salary Payable
Cash Flow-to-Assets Ratio (5)	14.24%	17.14%	20.71%	16.54%	6.27%

Total Performance-based Bonus Award (A + B) for Mr. Guidry					48.39%*	$203,279
* Decimals truncated for purposes of table. Calculations based on truncated values will be slightly off due to rounding.
Notes to table:

(1)	Defined as percentage of 2012 reserves replaced through 2013 drilling activity.

(2)	Defined as overall rate of return on new wells drilled and PUDs converted in 2013.

(3)	Defined as percentage by which 2013 production increased over 2012 production.

(4)	Defined as total operating costs divided by total production in terms of MCF-equivalent amounts.

(5)	Defined as the cash flow of the company for fiscal 2013 divided by the average assets of the company for for fiscal year 2013.

(6)	Represents cash flow-to-assets ratio at 25th percentile of peer companies.

(7)	Represents cash flow-to-assets ratio at 50th percentile of peer companies.

(8)	Represents cash flow-to-assets ratio at 75th percentile of peer companies.

Mr. Cromling – Executive Vice President of Unit Drilling Company:

A. Drilling Segment Scorecard Award
Performance Measure	Threshold (pays 14% of salary/3.5% per factor)	Target (pays 28% of salary/7% per factor)	Outstanding (pays 56% of salary/14% per factor)	Actual	% Salary Payable	Bonus Payable
Accidents (1)	3.0	2.5	2.0	2.33	9.38%
Cash Flow per Rig per Day (2)	$8,000	$8,500	$9,000	$7,794	—%
No. of Rigs Operating (3)	63	68	73	65	4.9%
Rig Downtime (4)	0.95%	0.90%	0.85%	0.98%	—%

Scorecard Total					14.28%
B. Financial Performance Award
	Threshold (3.5% of Salary) (6)	Target (7% of Salary) (7)	Outstanding (14% of Salary) (8)	Actual	% Salary Payable
Cash Flow-to-Assets Ratio (5)	14.24%	17.14%	20.71%	16.54%	6.27%

Total Performance-based Bonus Award (A + B) for Mr. Cromling					20.55%*	$86,316
* Decimals truncated for purposes of table. Calculations based on truncated values will be slightly off due to rounding.
Notes to table:

(1)	Defined as number of recordable accidents per 200,000 man-hours worked.

(2)	Defined as average daily cash flow generated per rig in 2013.

(3)	Defined as average number of rigs operating per day in 2013.

(4)	Defined as total rig hours available but not billed as a ratio of total rig hours available.

(5)	Defined as the cash flow of the company for fiscal year 2013 divided by the average assets of the company for fiscal year 2013.

(6)	Represents cash flow-to-assets ratio at 25th percentile of peer companies.

(7)	Represents cash flow-to-assets ratio at 50th percentile of peer companies.

(8)	Represents cash flow-to-assets ratio at 75th percentile of peer companies.

Corporate NEOs. Forty percent of the performance-based cash bonus awards for Messrs. Pinkston, Schell, and Merrill, the three NEOs at the corporate level, were based on a composite score of the three operating segment scorecards, and 60% of their awards was based on corporate financial performance.
Mr. Pinkston’s scorecard is as follows:

A. Corporate Scorecard Award
(a) Segment	(b) Scorecard(1)	(c) 40/56 times Col. (b)(2)	(d) Segment Weight	(e) Col. (c) x Col. (d)	% Salary Payable	Bonus Payable
E & P (3)	42.12%	30.09%	55.00%	16.55%	16.55%
Drilling (4)	14.28%	10.20%	25.00%	2.55%	2.55%
Midstream (5)	6.99%	4.99%	20.00%	1.00%	1.00%
Scorecard Total					20.10%

B. Financial Performance Award
	Threshold (25th %ile of Peers)	Target (50th %ile of Peers)	Outstanding (75th %ile of Peers)	Actual	% Salary Payable
Cash Flow-to-Assets Ratio (6)	14.24%	17.14%	20.71%	16.54%	26.88%
Total Financial Performance Award					26.88%

Total Performance-based Bonus Award (A + B) for Mr. Pinkston					46.98%*	$375,807
* Decimals truncated for purposes of table. Calculations based on truncated values will be slightly off due to rounding.
Notes to table:

(1)	Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment.

(2)	40/56 is chosen because maximum payout for segment scorecards for Mr. Pinkston is 40% and maximum scorecard performance for each segment is 56% .

(3)	Scores in this row are based on the Exploration and Production Segment Scorecard; see “Scorecard Total” for Part A. of table for Mr. Guidry, above.

(4)	Scores in this row are based on the Drilling Segment Scorecard; see “Scorecard Total” for Part A. of table for Mr. Cromling, above.

(5)	Scores in this row are based on the Midstream Segment Scorecard; see “Scorecard Total” in table below:

Midstream Segment Scorecard
	Threshold	Target	Outstanding	Actual	% Salary Payable
Growth in Volumes Gathered (a)	30.00% (5% of salary)	40.00% (10% of salary)	50.00% (20% of salary)	23.34%	—%
Return on Invested Capital (b)	8.00% (4.5% of salary)	11.00% (9% of salary)	14.00% (18% of salary)	9.66%	6.99%
Growth in Segment Cash Flow (c)	65.00% (4.5% of salary)	75.00% (9% of salary)	85.00% (18% of salary)	49.25%	—%
Scorecard Total					6.99%
Notes to table:

(a)	Defined as the percentage increase in the total volumes gathered for 2013 compared to 2012.

(b)	Defined as business unit EBITDA divided by the average invested capital for 2013.

(c)	Defined as the percentage increase in segment cash flow for 2013 compared to 2012.

(6)	Defined as the relative cash flow of the company for fiscal year 2013 divided by the average assets of the company for fiscal year 2013.

Mr. Schell’s scorecard is as follows:

A. Corporate Scorecard Award
(a) Segment	(b) Scorecard (1)	(c) 50% of Col. (b) (2)	(d) Segment Weight	(e) Col. (c) x Col. (d)	% Salary Payable	Bonus Payable
E & P (3)	42.12%	21.06%	55.00%	11.59%	11.59%
Drilling (4)	14.28%	7.14%	25.00%	1.79%	1.79%
Midstream (5)	6.99%	3.49%	20.00%	0.70%	0.70%
Scorecard Total					14.08%

B. Financial Performance Award
	Threshold (25th %ile of Peers)	Target (50th %ile of Peers)	Outstanding (75th %ile of Peers)	Actual	% Salary Payable
Cash Flow-to-Assets Ratio (6)	14.24%	17.14%	20.71%	16.54%	18.81%
Total Financial Performance Award					18.81%

Total Performance-based Bonus Award (A + B) for Mr. Schell					32.89%*	$138,109
* Decimals truncated for purposes of table. Calculations based on truncated values will be slightly off due to rounding.
Notes to table:

(1)	Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment.

(2)	50% chosen because maximum payout for segment scorecards for Mr. Schell is 28% and maximum scorecard performance for each segment is 56% (28%/56% = 50%).

(3)	Scores in this row are based on the Exploration and Production Segment Scorecard; see "Scorecard Total" for Part A. of table for Mr. Guidry, above.

(4)	Scores in this row are based on the Drilling Segment Scorecard; see "Scorecard Total" for Part A. of table for Mr. Cromling, above.

(5)	Scores in this row are based on the Midstream Segment Scorecard; see footnote 5 to Scorecard for Mr. Pinkston, above.

(6)	Defined as the relative cash flow of the company for fiscal year 2013 divided by the average assets of the company for fiscal year 2013.

Mr. Merrill’s scorecard is as follows:

A. Corporate Scorecard Award
(a) Segment	(b) Scorecard (1)	(c) 50% of Col. (b) (2)	(d) Segment Weight	(e) Col. (c) x Col. (d)	% Salary Payable	Bonus Payable
E & P (3)	42.12%	21.06%	55.00%	11.59%	11.59%
Drilling (4)	14.28%	7.14%	25.00%	1.79%	1.79%
Midstream (5)	6.99%	3.49%	20.00%	0.70%	0.70%
Scorecard Total					14.08%

B. Financial Performance Award
	Threshold (25th %tile of Peers)	Target (50th %tile of Peers)	Outstanding (75th %tile of Peers)	Actual	% Salary Payable
Cash Flow-to-Assets Ratio (6)	14.24%	17.14%	20.71%	16.54%	18.81%
Total Financial Performance Award					18.81%

Total Performance-based Bonus Award (A + B) for Mr. Merrill					32.89%*	$138,109
* Decimals truncated for purposes of table. Calculations based on truncated values will be slightly off due to rounding.
Notes to table:

(1)	Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment.

(2)	50% chosen because maximum payout for segment scorecards for Mr. Merrill is 28% and maximum scorecard performance for each segment is 56% (28%/56% = 50%).

(3)	Scores in this row are based on the Exploration and Production Segment Scorecard; see "Scorecard Total" for Part A. of table for Mr. Guidry, above.

(4)	Scores in this row are based on the Drilling Segment Scorecard; see "Scorecard Total" for Part A. of table for Mr. Cromling, above.

(5)	Scores in this row are based on the Midstream Segment Scorecard; see footnote 5 to Scorecard for Mr. Pinkston, above.

(6)	Defined as the relative cash flow of the company for fiscal year 2013 divided by the average assets of the company for fiscal year 2013.

Discretionary Component of Short-term Incentive
Cash Bonus Awards.
The previously-established target for total non-CEO NEO short-term incentive compensation was 70% of salary, with half of the award (up to 35% of salary) to be discretionary and the other half (again, of up to 35% of salary) to be non-discretionary and performance-based. Based on our non-CEO NEOs' 2013 salaries, a total (discretionary and non-discretionary) short-term incentive award of $294,000 would represent 100% of the total target for each of the non-CEO NEOs, and, accordingly, $147,000 per component would reflect payment at target for the individual discretionary and non-discretionary components of the award.
Mr. Pinkston recommended discretionary short-term incentive awards that, when combined with the non-discretionary awards resulted in total short-term incentive cash bonuses placing the group at approximately 89.4% of their total 70%-of-salary market targets for cash bonuses. Within the group the percentage of target achieved by the combined discretionary and non-discretionary awards varied based on the individual performance of the NEO. Mr. Guidry, whose segment performed at 138.3% of target on the non-discretionary component, had a total cash bonus award recommendation placing him at 115.6% of his total 70%-of-salary market target. Mr. Cromling, whose segment performed at 58.7% of target on the non-discretionary component, was recommended a total cash bonus placing him at 75.5% of his total market target. The two corporate NEOs, Messrs. Schell and Merrill, whose bonuses are calculated based in part on a composite of segment performance, received total short-term incentive recommendations placing them at 93.2% of their market targets.
The committee then discussed the appropriate discretionary component for the CEO's 2013 short-term incentive award. The committee determined that paying Mr. Pinkston at 77.0% of the discretionary target would be appropriate because by paying him at that level, his combined total short-term incentive award would have an approximate increase of 3.1% year over year, which was consistent with the year-over-year increase in the total short-term incentive awards approved for the non-CEO NEOs. Accordingly, the committee determined that Mr. Pinkston would receive approximately $308,193 for the discretionary component of the short-term incentive award. That proposed discretionary award would, when combined with the non-discretionary component of his award, place him at 85.5% of his 100%-of-salary target for total short-term incentives.
Accordingly, the following amounts were approved as the discretionary cash bonus amounts for the NEO’s:

•	Mr. Pinkston – $308,193

•	Mr. Schell – $135,891

•	Mr. Merrill – $135,891

•	Mr. Cromling – $135,684

•	Mr. Guidry – $136,721
2014 compensation decisions. The following is provided as supplemental information beneficial to our stockholders. It provides additional context to our fiscal year 2013 compensation decisions. This information will be analyzed in detail in the proxy statement for our 2015 annual meeting because the decisions detailed in this section involve compensation decisions for 2014 and are not considered to have been earned in 2013. These amounts do not appear in the summary compensation or other tables set forth in this proxy statement.
In December 2013 the compensation committee approved the following 2014 salaries for our NEOs, effective January 1, 2014:

•	Mr. Pinkston – $832,400

•	Mr. Schell – $437,000

•	Mr. Merrill – $437,000

•	Mr. Cromling – $437,000

•	Mr. Guidry – $437,000
In February 2014 the compensation committee approved the following restricted stock awards for our NEOs for 2014 long-term incentive awards:

•	Mr. Pinkston – 59,047 shares

•	Mr. Schell – 25,584 shares

•	Mr. Merrill – 25,584 shares

•	Mr. Cromling – 25,584 shares

•	Mr. Guidry – 25,584 shares

Sixty percent of the shares awarded will vest in equal one-third annual increments beginning March 9, 2015. The remaining 40% will cliff vest on March 9, 2017 assuming, in addition to the retention requirement, that the applicable targeted performance is met. If performance is above or below target, the number of shares vesting will also be higher or lower than the 40% of the total shares set forth above.
Executive stock ownership policy. Effective February 2014, all Directors and NEOs are subject to stock ownership and retention requirements. That policy requires that non-employee directors must hold shares valued at three times the value of their annual retainer, the Chief Executive Officer must hold shares valued at five time the value of his or her base salary, and all remaining NEOs must hold shares valued at three times their bases salaries. All covered officers and directors have five years from implementation of the policy or becoming a covered officer or director to become compliant with the policy and must hold 25% of all net shares received as a result of the exercise, vesting or payment of any equity awards granted to them until such time as they are in compliance with the policy. For further details, see the full policy, set forth in our Corporate Governance Guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. Currently all NEOs are in compliance with the requirements and seven of our nine directors are in compliance. The remaining two directors are complying with the holding requirements of the policy and are expected to be in full compliance with the ownership requirements within the permitted timeframe set forth in the policy.
Policy on hedging and pledging our securities. We have a policy prohibiting directors and officers with Section 16 reporting obligations from hedging or pledging company common stock. They are also prohibited from holding shares of company common stock in margin or similar accounts. This policy became effective in February 2014. Before that time our policy was to require pre-clearance of any speculative trading activities by executive officers and directors and no such pre-clearance has ever been requested or granted. None of our officers or directors have any hedged or pledged stock, and none of them hold our shares in margin accounts.
No backdating, spring-loading, or repricing of options. We do not backdate options, grant options retroactively, or reprice existing options. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Option and stock awards are granted at fair market value on the date the award is approved. Our general practice is to grant awards only on an annual grant basis, although there are occasions when grants have been made on other dates, such as in connection with a newly-hired employee or special employee retention restricted stock awards that are granted from time to time.
Non-employee director compensation. The compensation committee recommends the form and amount of compensation for our non-employee directors to the board and the board makes the final determination. In making its decisions, the compensation committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data from published surveys and from peer company proxy statements.
Accounting and tax considerations. Before 2006, the primary form of equity compensation that we awarded to our NEOs consisted of stock options. We selected this form of award because of the then favorable accounting and tax treatment and the expectation of employees in our industry. However, beginning in 2006, the accounting treatment of stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (now replaced by FASB Accounting Standards Codification Topic 718), making the accounting treatment of stock options less attractive as a form of employee compensation. As a result, since 2006 we have used stock appreciation rights, restricted stock or a mix of the two for our NEOs.
Section 162(m). The committee considers the potential effects of Section 162(m) of the Code on the compensation paid to our NEOs (excluding our Chief Financial Officer). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our NEOs (excluding our Chief Financial Officer), unless the compensation is performance-based. The committee has examined our current executive compensation program and understands that occasionally some of the compensation paid to our NEOs (excluding our Chief Financial Officer) may not be deductible under Section 162(m) of the Internal Revenue Code. The committee believes that it is important to retain the flexibility to motivate performance through awards or programs that do not meet all of the rigid requirements of Section 162(m). However, the committee does not believe that the loss of any deductions will be likely to have a material negative financial impact on the company. The net impact on us for 2013 was approximately $487,060 – the amount of the taxes on compensation that was not deductible under Section 162(m) of the Code. The committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation programs as it feels appropriate and warranted.
Non-qualified deferred compensation. A more detailed discussion of our non-qualified deferred compensation program is provided below under the heading “Non-qualified deferred compensation for 2013.”

No employment agreements. We currently do not have employment agreements with our NEOs. But we have entered into key employee contracts with three of our NEOs. Additional information regarding those contracts is contained in the discussion under “Potential payments on termination or change in control” below.
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding the compensation paid, distributed, or earned by or for our NEOs for fiscal years 2011 through 2013.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston, President and CEO	2013	800,000	308,193	3,296,889	-	375,807	-	25,401	4,806,290
	2012	760,000	334,806	1,970,646	-	328,514	-	25,050	3,419,016
	2011	684,000	145,440	1,442,148	-	395,262	-	24,699	2,691,549
Mark E. Schell, Sr. V.P., Secretary and General Counsel	2013	420,000	135,891	1,427,209	-	138,109	-	26,313	2,147,522
	2012	400,000	150,000	985,347	-	115,268	-	25,962	1,676,577
	2011	342,600	43,015	502,990	-	131,985	-	25,545	1,046,135
David T. Merrill, Sr. V.P., CFO and Treasurer	2013	420,000	135,891	1,427,209	-	138,109	-	33,165	2,154,374
	2012	400,000	150,000	940,547	-	115,268	-	32,121	1,637,936
	2011	331,000	42,484	486,973	-	127,516	-	31,289	1,019,262
John Cromling, Executive V.P. - Drilling	2013	420,000	135,684	1,427,209	-	86,316	-	29,242	2,098,451
	2012	400,000	150,000	940,547	-	104,839	-	28,884	1,624,270
	2011	331,000	106,316	486,973	-	63,684	-	27,163	1,015,136
Bradford J. Guidry, Executive V.P. - Exploration	2013	420,000	136,721	1,427,209	-	203,279	-	23,901	2,211,110
	2012	400,000	150,000	1,074,895	-	140,439	-	23,550	1,788,884
	2011	331,000	64,184	486,973	-	115,816	-	23,199	1,021,172
Notes to table:

(1)
Compensation deferred at the election of an executive is included in the year earned. During 2011, 2012, and 2013, the NEOs deferred, on a discretionary basis, the following amounts of salary or bonus into our compensation deferral plans:

Name	Amounts Deferred
	Year	Salary($)	Bonus($)
Larry D. Pinkston	2013	4,000	18,838
	2012	3,800	18,700
	2011	5,000	17,000
Mark E. Schell	2013	20,832	18,805
	2012	24,500	14,000
	2011	10,560	11,440
David T. Merrill	2013	23,000	18,107
	2012	22,500	-
	2011	12,340	9,660
John Cromling	2013	9,700	13,129
	2012	9,500	13,000
	2011	10,960	11,040
Bradford J. Guidry	2013	92,400	82,260
	2012	127,000	15,500
	2011	8,275	13,725

(2)
The amounts in column (d) reflect the bonus amount earned in the year without regard to the year(s) those amounts were actually paid, and do not include amounts, if any, earned in prior years but paid in the stated year. All amounts listed were awarded and paid during the subsequent fiscal year, but are compensation for the year listed, and were paid at the discretion of the compensation committee.

(3)
For 2013, the amounts included in the “Stock Awards” column are the aggregate grant date fair value of these awards based on 128.17% payout for performance at the 76.90 percentile of the peer group, as computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. For a discussion of the valuation assumptions used in calculating these values for year 2013, see Notes 2 and 13 to our 2013 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013. The amount shown does not represent amounts paid to the NEOs. If performance had been at its highest level, the award payout would be at 150% and would be as follows:

	2013	2012	2011
Larry D. Pinkston	$1,368,007	$989,958	$648,941
Mark E. Schell	$592,212	$494,979	$276,346
David T. Merrill	$592,212	$472,545	$219,180
John Cromling	$592,212	$472,545	$219,180
Bradford J. Guidry	$592,212	$540,061	$219,180

(4)	Reflects performance-based component of cash bonuses.

(5)	We do not provide for preferential or above-market earnings on deferred compensation.

(6)	The table below shows the components of this column:

Name	Year	401(k) Match for stated Plan year ($)*	Personal Car Allowance ($)	Club Membership ($)	Total “All Other Compensation” ($)
Larry D. Pinkston	2013	17,901	7,500	-	25,401
	2012	17,550	7,500	-	25,050
	2011	17,199	7,500	-	24,699
Mark E. Schell	2013	17,901	7,500	912	26,313
	2012	17,550	7,500	912	25,962
	2011	17,199	7,500	846	25,545
David T. Merrill	2013	17,901	6,000	9,264	33,165
	2012	17,550	6,000	8,571	32,121
	2011	17,199	6,000	8,090	31,289
John Cromling	2013	17,901	3,864**	7,477	29,242
	2012	17,550	3,893**	7,441	28,884
	2011	17,199	2,788**	7,176	27,163
Bradford J. Guidry	2013	17,901	6,000	-	23,901
	2012	17,550	6,000	-	23,550
	2011	17,199	6,000	-	23,199

*	Our matching contribution is made in shares of our common stock.

**	Represents the imputed income attributable to Mr. Cromling's use of a company vehicle.

GRANT OF PLAN-BASED AWARDS FOR 2013
In 2013, the NEOs received the following plan-based awards:

GRANTS OF PLAN-BASED AWARDS FOR 2013
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh- old (# shares)	Target (# shares)	Maxi- mum (# shares)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Larry D. Pinkston	2/12/13				9,459	18,917	28,376				1,168,900
	2/12/13							44,140			2,127,989
		200,000	400,000	800,000
Mark E. Schell	2/12/13				4,095	8,189	12,284				506,012
	2/12/13							19,108			921,197
		73,500	147,000	294,000
David T. Merrill	2/12/13				4,095	8,189	12,284				506,012
	2/12/13							19,108			921,197
		73,500	147,000	294,000
John Cromling	2/12/13				4,095	8,189	12,284				506,012
	2/12/13							19,108			921,197
		73,500	147,000	294,000
Bradford J. Guidry	2/12/13				4,095	8,189	12,284				506,012
	2/12/13							19,108			921,197
		73,500	147,000	294,000
Notes to table:

(1)
These columns show the threshold, target, and maximum potential value of the payment for each NEO if certain performance objectives were achieved between January 1, 2013 and December 31, 2013. Actual payouts were made in February 2014 according to the performance levels reflected in the scorecards set forth starting on page 28 of this proxy statement. Based on scorecard performance, actual payouts were as follows: Mr. Pinkston, $375,807; Mr. Schell, $138,109; Mr. Merrill, $138,109; Mr. Cromling, $86,316; and Mr. Guidry, $203,279.

(2)
Reflects threshold, target, and maximum vesting levels for performance-based restricted stock granted under the Unit Corporation Stock and Incentive Compensation Plan. Actual vesting amounts will be determined based on performance outcomes during the three-year performance period that ends February 12, 2016. Threshold payout requires our 3-year TSR to be at the 40th percentile of the three-year TSR performance levels of the peer group. Target payout requires TSR performance at the 60th percentile of the peer group., and Maximum payout requires TSR performance at the 90th percentile of the peer group. For details on how TSR is calculated for these purposes, see “2013 long-term incentive awards,” page 22.

(3)
Represents time-vested shares of restricted stock granted under the Unit Corporation Stock and Incentive Compensation Plan. Shares will vest in three equal annual installments on March 9th of each of the years 2014 through 2016.

(4)	Grant date fair value of performance-based restricted stock if vesting occurs at 128.17% of target level, based on probable outcome of conditions on date of grant.
For 2013, 32% of our NEOs' total compensation consisted of salaries and annual bonuses and 68% consisted of restricted stock awards. For 2012, 38% of our NEOs' total compensation consisted of salaries and annual bonuses, and 62% consisted of restricted stock awards. For 2011, 49% of our NEOs' total compensation consisted of salaries and annual bonuses, and 51% consisted of restricted stock awards.
Of the restricted stock granted to our NEOs in 2013, there are performance-based conditions that affect the vesting of 51,673 shares (calculated assuming that vesting occurs at the Target level). For the remaining 120,572 shares of restricted stock granted to our NEOs in 2013, the only condition to vesting is that the recipient must be employed with us on the vesting date in order to receive the stock. In the event of a change-in-control, any unvested shares immediately vest in the recipient. The recipient of each restricted stock award has all of the rights of a holder of shares of our common stock, including the right to vote those shares and to receive any cash dividends paid on them. The compensation committee may, however, determine that cash dividends be automatically reinvested in additional shares which become shares of restricted stock and are subject to the same restrictions and other terms of the award. To date, we have not issued dividends with respect to our common stock.
Amounts realizable from prior compensation did not affect the awards set forth above. There was no repricing involved with respect to any outstanding equity-based award or option.

OUTSTANDING EQUITY AWARDS AT END OF 2013
The following table shows outstanding equity awards at December 31, 2013 for each of the NEOs:

OUTSTANDING EQUITY AWARDS AT END OF 2013
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston
	10,000			37.83	12/14/14
	23,716			51.76	12/12/16
	47,529			44.31	12/19/17
						71,750	3,703,735	37,384	1,929,762
Mark E. Schell
	8,500			37.83	12/14/14
	6,522			51.76	12/12/16
	17,427			44.31	12/19/17
						32,008	1,652,253	16,717	862,932
David T. Merrill	5,000			37.83	12/14/14
	5,929			51.76	12/12/16
	15,843			44.31	12/19/17
						31,449	1,623,397	16,339	843,419
John Cromling	3,500			37.83	12/14/14
	7,500			37.69	05/25/15
	4,348			51.76	12/12/16
	10,456			44.31	12/19/17
						31,449	1,623,397	16,339	843,419
Bradford J. Guidry	3,500			37.83	12/14/14
	4,150			51.76	12/12/16
	9,981			44.31	12/19/17
						32,923	1,699,485	17,311	893,594
Notes to table:

(1)	Each option grant has a ten-year term. Exercise prices are determined using the closing market price of our common stock on the date of grant.

(2)
Vesting dates for unvested time-vesting restricted stock and unvested and unearned performance-based restricted stock are shown in the table below. Based on our performance as of December 31, 2013, the last trading day of the year, the number of shares of performance-based restricted stock shown to vest on March 9, 2014 reflects a projected payout for performance at the 46.10th percentile of the peer group, and the number of shares of performance-based restricted stock shown to vest on March 9, 2015 and March 9, 2016 reflects a projected payout for performance at the 60th percentile of the peer group.

	Unvested Restricted Stock		Unvested and Unearned Performance-based Restricted Stock
Name	# Shares	Vesting Date	# Shares	Vesting Date
Larry D. Pinkston	31,513	3/9/14	5,023	3/9/14
	25,524	3/9/15	14,248	3/9/15
	14,713	3/9/16	18,113	3/9/16
Mark E. Schell	13,864	3/9/14	1,752	3/9/14
	11,775	3/9/15	7,124	3/9/15
	6,369	3/9/16	7,841	3/9/16
David T. Merrill	13,551	3/9/14	1,697	3/9/14
	11,529	3/9/15	6,801	3/9/15
	6,369	3/9/16	7,841	3/9/16
John Cromling	13,551	3/9/14	1,697	3/9/14
	11,529	3/9/15	6,801	3/9/15
	6,369	3/9/16	7,841	3/9/16
Bradford J. Guidry	14,288	3/9/14	1,697	3/9/14
	12,266	3/9/15	7,773	3/9/15
	6,369	3/9/16	7,841	3/9/16

(3)	Market value is determined based on a market value of our common stock of $51.62, the closing price of our common stock on the NYSE on December 31, 2013, the last trading day of the year.
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2013
The table below shows information regarding options and stock awards exercised and vested, respectively, for the NEOs in 2013.

OPTION EXERCISES AND STOCK VESTED FOR 2013
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Larry D. Pinkston	10,000	261,600	26,054	1,177,101
Mark E. Schell	7,500	188,325	10,077	456,368
David T. Merrill	8,000	209,660	9,678	438,281
John Cromling	700	18,312	9,678	438,281
Bradford J. Guidry	11,000	163,035	10,415	471,866
Notes to table:

(1)	Value realized equals fair market value of the stock on date of exercise minus the option price times the number of shares exercised.

(2)	Value realized equals fair market value of the stock on date of vesting times the number of shares acquired.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013
We permit the NEOs and certain other employees to elect to receive a portion of their compensation on a deferred basis under our salary deferral plan (an unsecured, non-qualified, deferred compensation plan). We do not provide matching contributions to this plan. Certain material terms of that plan are discussed below.
Under the plan, each participant may elect to defer up to 100% of his salary and any cash bonuses he or she may have earned.
A participant's deferrals under the plan (including earnings) are credited with investment gains and losses until the amounts are paid out. Account balances are deemed invested in phantom investments selected by the executive from an array of investment options that are similar to the funds in our 401(k) plan (excluding our common stock fund), subject to restrictions established by the plan administrator.
The following table presents the investment gain or loss (expressed as a percentage of rate of return) for each of the investment options under the plan for 2013.

FUND	PERCENTAGE RETURN
Columbia Dividend Opportunity Z Fund	26.15%
Oppenheimer International Growth Y Fund	25.46%
LargeCap S&P 500 Index Inst. Fund	32.06%
LargeCap Growth I Inst Fund	36.68%
MidCap Value I Inst Fund	33.63%
MidCap S&P 400 Index Inst. Fund	33.13%
Janus Enterprise I Fund	30.86%
Neuberger Berman Genesis Institutional Fund	37.23%
SmallCap S&P 600 Index Inst Fund	40.90%
Prudential Jennison Small Company Z Fund	34.60%
Dodge & Cox International Stock Fund	20.31%
American Funds New Perspective R6 Fund	27.23%
American Funds EuroPacific Growth R6 Fund	20.58%
Goldman Sachs Small Cap Value Inst Fund	38.82%
Vanguard Target Retirement Income Inv Fund	5.87%
Vanguard Target Retirement 2010 Inv Fund	9.10%
Vanguard Target Retirement 2015 Inv Fund	13.00%
Vanguard Target Retirement 2020 Inv Fund	15.85%
Vanguard Target Retirement 2025 Inv Fund	18.14%
Vanguard Target Retirement 2030 Inv Fund	20.49%
Vanguard Target Retirement 2035 Inv Fund	22.82%
Vanguard Target Retirement 2040 Inv Fund	24.37%
Vanguard Target Retirement 2045 Inv Fund	24.37%
Vanguard Target Retirement 2050 Inv Fund	24.34%
Vanguard Target Retirement 2055 Inv Fund	24.33%
PIMCO Total Return Instl Fund	-1.92%
Dreyfus Bond Market Index Basic Fund	-2.35%
Principal Global Investors Money Market Inst. Fund	0.00%

At the participant's election, the plan balance may be paid as a lump sum or annual installments over a period of up to 10 years, or in monthly installments for a period of up to five years. Despite the foregoing, a participant may elect to receive a lump sum distribution from the plan in the event of certain severe financial hardships. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship.

The following table shows the NEOs' contributions, earnings and account balances in our non-qualified plan as of December 31, 2013.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013
Name	Executive Contributions in 2013 (1) ($)	Registrant Contributions in 2013 (2) ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2013 (1) (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Larry D. Pinkston	-	-	128,460	-	1,178,455
Mark E. Schell	16,767	-	153,755	-	588,567
David T. Merrill	-	-	64,695	-	263,812
John Cromling	-	-	-	-	-
Bradford J. Guidry	230,720	-	26,516	-	399,887
Notes to table:

(1)
Only Messrs. Schell and Guidry contributed to the non-qualified deferred compensation plan in 2013. Column (b) amounts are those actually credited to the executives’ deferred compensation accounts during 2013. If amounts elected for deferral from 2013 compensation, without regard to when credited, had been used instead, column (b) amounts would be: $16,800 for Mr. Schell, and $152,000 for Mr. Guidry. Amounts that appear in both the Non-Qualified Deferred Compensation Table and the Summary Compensation Table for 2013 are set forth in the table below. The table below also quantifies the amounts in the “Aggregate Balance” column (column (f) above)) that represent salary or bonus reported in the Summary Compensation Tables for proxy statements in prior years, as well as the annual rate of return earned by the NEOs during 2013.

Name	Amount included in both Non-qualified Deferred Compensation Table and 2013 Summary Compensation Table ($)	Amount included in Non-qualified Deferred Compensation Table previously reported in prior years' Summary Compensation Tables ($)	Annual Rate of Return for 2013 (%)
Larry D. Pinkston	-	706,831	12.23
Mark E. Schell	16,767	216,411	36.06
David T. Merrill	-	153,467	32.49
John Cromling	-	-	-
Bradford J. Guidry	85,501	132,401	8.69

(2)	We do not make contributions to our non-qualified deferral plan.

(3)
The aggregate balances represent 2013 executive contributions and associated earnings, as well as amounts that the NEOs earned but elected to defer, plus earnings or losses from prior years' participation in this plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The discussion below provides a summary of the various plans and contracts under which each of the NEOs would be entitled to certain compensation in the event of termination of that executive's employment.
We have single-trigger provisions in the plans that apply to all salaried full-time employees, including all of our NEOs (see Separation Benefit Plan, Unit Corporation Amended and Restated Stock Option Plan, Unit Corporation Stock and Incentive Compensation Plan, and Unit Corporation Annual Performance Bonus Plan, as described below). The key employee contracts that currently apply to three of our NEOs contain double-trigger provisions. It is our belief that any plan that we maintain that contains change-in-control provisions benefits the company by enhancing the quality and stability of our workforce, since those benefits serve as incentives to our employees to remain with the company. The single-trigger provision in the broader-based plans are intended to avoid the potential ambiguity or confusion that might result on the part of the participants in those plans should a change in control occur. Given the involvement and position of the three individuals under the key employee contracts, it is believed that they are in a better position to monitor and evaluate the implementation of the second trigger mechanism during the period after a change-in-control.
The amounts that would actually be paid out can only be determined at the time of the executive's separation from service, and may well be different than the figures set forth below. We have determined (and, where necessary, taken any action required to carry out that determination) that, as long as the George Kaiser Family Foundation (“GKFF”) does not exceed ownership of more than 25% of the total number of our issued and outstanding shares of common stock, and otherwise complies with the terms and conditions of the Standstill Agreement and the Fourth Amendment to Rights Agreement entered into on March 24, 2009, GKFF’s ownership of more than 15% of our issued and outstanding shares will not constitute a change-in-control or trigger the change in control provisions of any company plan or the key employee contracts. The Standstill Agreement and the Fourth Amendment to Rights Agreement were attached as exhibits to our Current Report on Form 8-K filed March 25, 2009.
SEPARATION BENEFIT PLAN
On December 20, 1996, effective as of January 1, 1997, our board adopted the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. This plan is generally applicable to all of our full-time salaried employees and to the salaried employees of our subsidiaries, who have been with their employer for at least one year. Subject to the terms of the plan, any eligible employee whose employment is terminated is entitled to receive a separation benefit in an amount calculated by dividing the eligible employee's average annual base salary in effect immediately before the employee's separation by 52 to determine a weekly separation benefit amount. The number of weekly separation benefit payments then payable to an eligible employee is calculated based on the employee's years of service in accordance with a schedule set forth in the plan. Employees who voluntarily leave their employment are not entitled to receive a separation benefit unless they have completed at least 20 years of service. Any eligible employee who has completed 20 years of service or more is vested in his or her separation benefit, subject to fulfilling the other requirements of the plan. Separation benefit payments are limited to a maximum of 104 weekly payments. The plan also provides that, unless otherwise provided by our board before a change in control of the company, as defined in the plan, all eligible employees shall be vested in their separation benefit as of the date of the change in control based on their years of service. As a condition to receiving the separation benefits, employees must sign a separation agreement waiving certain claims the employee may have against the company or its subsidiaries.
This table identifies the amounts that would be due to each of our NEOs assuming that these amounts were determined as of December 31, 2013.

Estimated Benefit Amounts as of December 31, 2013
Name	Amount Due Under Plan($) *
Larry D. Pinkston	1,600,000
Mark E. Schell	840,000
David T. Merrill	323,077
John Cromling	516,923
Bradford J. Guidry	807,692

*	Assumes for purposes of this disclosure only that the amount shown has either vested under the terms of the plan or that a change in control of the company (as defined in the plan) has occurred.
CHANGE-IN-CONTROL ARRANGEMENTS
Unit Corporation Amended and Restated Stock Option Plan. As provided for in option agreements entered into under the terms of the Unit Corporation Amended and Restated Stock Option Plan, all stock options vest immediately in the event of a change in control of the company. A change in control is deemed to have occurred at the time any person or group, other than the company or an “Exempt Person,” is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities. An Exempt Person is generally defined to be any person (or estate or trust of such person) who, on the date of the plan, owned securities representing more than 20% of the combined voting power of our then outstanding securities, and any spouse, parent or issue of such person. Although awards are no longer being granted under this plan, several awards still remain outstanding under the plan.
Unit Corporation Stock and Incentive Compensation Plan. The restricted shares of stock and the stock appreciation rights awards granted under the Unit Corporation Stock and Incentive Compensation Plan vest immediately in the event of a change in control of the company. Under that plan as currently in effect, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the company's common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof ceasing to constitute a majority of the board (provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board);

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combinations:

•
all or substantially all of the beneficial owners of the company's then outstanding common stock prior to the business combination own more than 70% of the outstanding common stock of the company resulting from the business combination;

•	no person, entity or group owns 25% or more of the outstanding voting securities of the company resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company's board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
Unit Corporation Annual Performance Bonus Plan. Under this plan as currently in effect, a change in control occurs when a natural or corporate person acquires 20% or more of either (i) the then outstanding shares of common stock of the company, or (ii) the combined voting power of the then outstanding voting securities of the company. The following circumstances are not considered a change in control for purposes of this plan:

•	any acquisition directly from the company;

•	any acquisition by the company;

•	any acquisition by any employee benefit plan or related trust sponsored/maintained by the company or an affiliate of the company; or

•	any acquisition related to a statutory reorganization, merger, share exchange or sale of all or substantially all of the company's assets where:

•
all of the beneficial owners of the company's stock just prior to and just after the transaction continue to own more than 60% of the stock and voting power in substantially the same proportion to their pre-transaction interests; and

•	no person beneficially owns 20% or more of the stock result or voting power of the combined organization except to the extent they did so before the transaction; and

•	at least a majority of the board of the new entity were members of the board of the previous entity.
Any participants in the performance bonus plan at the time of a change in control will receive a minimum award that is the greatest of:

•	the amount of the performance bonus award received by the participant for the performance period ending before the calendar year of the change in control; or

•	the amount that would be payable to the participant assuming the company achieved the target level of the performance objectives for the performance period; or

•
the award amount that would be payable to the participant based on the company's actual performance and achievement of applicable performance objectives for the performance period through the date of the change in control.

If, between the date of payment of an award under the performance bonus plan and the date of a change in control, an employee is terminated without cause by the employer or by good reason at the employee's election, the participant is entitled to receive their scheduled performance bonus award, except that if such employee is also a party to a key employee change-in-control contract, then that employee's award will be the greater of the amount they would receive under the terms of the performance bonus plan or the amount they would receive under the change-in-control contract. Cause is defined as willful and continued failure to perform substantially the employee's duties (except for illness) after written demand for performance identifying nature of defective performance or willfully engaging in illegal or gross misconduct that materially and demonstrably injures the company.
Key Employee Contracts. We have entered into key employee change-in-control contracts with Messrs. Pinkston, Schell, and Merrill. These contracts have an initial three-year term that is automatically extended for one year on each anniversary, unless a notice not to extend is given by us. If a change in control of the company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. The contracts generally provide that the executive's terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change in control. If the executive's employment is terminated by the company (other than for cause, death or disability), the executive terminates for good reason during the three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the change in control, and on certain terminations before a change in control or in connection with or in anticipation of a change in control, the executive is generally entitled to receive from the company in a lump sum the following payment and benefits:

•	earned but unpaid compensation;

•	up to three times the executive's base salary plus annual bonus (based on historic annual bonus); and

•	the company matching contributions that would have been made had the executive continued to participate in the company's 401(k) plan for up to an additional three years.
In addition, the contract provides for a continuation of various medical, dental, disability and life insurance plans for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the contract. The contract provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.
As a condition to receipt of these severance benefits, the executive must remain in the employ of the company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him concerning the company and its business so long as the information is not otherwise publicly disclosed. As of the date of this proxy statement, no amounts have been paid under these contracts.
For purposes of these contracts, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company's common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board;

(3)
Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or the acquisition of assets of another entity, unless following the business combination:

•
all or substantially all of the beneficial owners of our outstanding common stock before the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

•	no person, entity or group owns 15% or more of the outstanding voting securities of the corporation resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company's board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL TABLE
The following table sets forth quantitative information with respect to potential payments to be made to each of the NEOs or their beneficiaries on termination under various circumstances, assuming termination on December 31, 2013. The potential payments are based on the various plans maintained by us as well as the negotiated contractual terms of certain agreements we have made with some of the NEOs. For a more detailed description of each of these plans and agreements, see the discussion of each plan and agreement above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive. Actual amounts would only be known at the time they would become due under the plan(s) or agreement.
The amounts presented in the table below are in addition to each of the NEO's deferred compensation noted in the “Non-qualified deferred compensation for 2013” table on page 39.

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
Larry D. Pinkston
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	2,400,000	-
Bonus under contract formula (1)	-	-	-	-	-	1,989,960	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up (2)	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	53,703	-
Health Insurance (3)	-	-	-	-	-	26,578	-
Disability Insurance (3)	-	-	-	-	-	2,637	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (4)	5,795,120	-	5,795,120	-	-	5,795,120	5,795,120
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	1,600,000	1,600,000	-	-	1,600,000	1,600,000	1,600,000
	7,395,120	1,600,000	5,795,120	-	1,600,000	11,897,998	7,395,120
Mark E. Schell
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,260,000	-
Bonus under contract formula (1)	-	-	-	-	-	795,804	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up (2)	-	-	-	-	-	967,613	-
36 months 401(k) company match	-	-	-	-	-	53,703	-
Health Insurance (3)	-	-	-	-	-	42,944	-
Disability Insurance (3)	-	-	-	-	-	2,637	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (4)	2,572,329	-	2,572,329	-	-	2,572,329	2,572,329
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	840,000	840,000	-	-	840,000	840,000	840,000
	3,412,329	840,000	2,572,329	-	840,000	6,565,030	3,412,329

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
David T. Merrill
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,260,000	-
Bonus under contract formula (1)	-	-	-	-	-	795,804	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up (2)	-	-	-	-	-	1,013,963	-
36 months 401(k) company match	-	-	-	-	-	53,703	-
Health Insurance (3)	-	-	-	-	-	29,960	-
Disability Insurance (3)	-	-	-	-	-	2,637	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (4)	2,522,824	-	2,522,824	-	-	2,522,824	2,522,824
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	323,077	323,077	-	-	323,077	323,077	323,077
	2,845,901	323,077	2,522,824	-	323,077	6,031,968	2,845,901
John Cromling
Stock Awards (4)	2,522,824	-	2,522,824	-	-	2,522,824	2,522,824
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	516,923	516,923	-	-	516,923	516,923	516,923
	3,039,747	516,923	2,522,824	-	516,923	3,039,747	3,039,747
Bradford J. Guidry
Stock Awards (4)	2,647,847	-	2,647,847	-	-	2,647,847	2,647,847
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	807,692	807,692	-	-	807,692	807,692	807,692
	3,455,539	807,692	2,647,847	-	807,692	3,455,539	3,455,539
Notes to Table:

(1)
It is assumed for purposes of these calculations that all year-to-date accrued salary, bonus and vacation pay is current as of December 31, 2013. This calculation represents the product of 3 and the sum of:

(i)	the executive officer's annual base salary, as defined, and

(ii)	the highest annual bonus (as determined under the agreement).

(2)
The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual's average five-year W-2 earnings times 3. This estimate is made as of December 31, 2013. For Messrs. Pinkston and Schell, payment due under change-in-control provisions did not exceed their respective base amounts times 3.

(3)
The amount for health and disability coverage was determined by assuming that the rate of cost increases for coverage equals the discount rate applicable to reduce the amount to present value as of December 31, 2013.

(4)
The value of restricted stock assumes a fair market value for our common stock of $51.62, the closing price of our common stock on the NYSE on December 31, 2013. All performance-based restricted stock has been assumed to vest at target. Target means performance at the 60th percentile of the peer group, which pays at 100% of the face value of the performance-based component of the award.

RELATED PERSON TRANSACTIONS

OUR RELATED PERSON TRANSACTION POLICY
Our board has adopted a policy and procedures for the review, approval or ratification of related person transactions (as defined below) which is set forth in our Policy and Procedures with Respect to Related Person Transactions (the “Policy”).
For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) transactions in which the amount involved does not exceed $120,000, (2) transactions available to employees generally, or (3) transactions involving compensation approved by the company's compensation committee.
For purposes of the Policy, a “related person” means (1) any person who is, or at any time since the beginning of the company's last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company, (2) any person who is known to be the beneficial owner of more than 5% of our voting securities, (3) any immediate family member of any of the above persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater ownership or economic interest.
Our audit committee is responsible for reviewing and approving (or prohibiting) any transaction that is determined by our general counsel to constitute a related person transaction. The audit committee will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to (1) the benefits to the company, (2) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in good faith.
CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND THEIR ASSOCIATES
Director Bailey Peyton IV serves as President and a significant investor in Upland Resources, L.L.C. (Upland), a small independent oil and natural gas drilling and exploration company, and also as Manager of Peyton Royalties, LP, a family-controlled limited partnership that owns royalty rights in oil and gas wells in five states.  In the ordinary course of business in 2012, and with appropriate audit committee and board pre-approval, Upland drilled wells using the Company's Unit Drilling Company subsidiary ("UDC") under UDC's standard dayrate contracts. The cost of drilling those wells in 2012 was approximately $1.6 million, $564,837 of which was received in 2013.  The Company, through its Unit Petroleum Company ("UPC") subsidiary, and in the ordinary course of business, paid royalties during 2013, primarily due to its status as successor in interest to prior transactions and as operator of the wells involved and, in some cases, as lessee, with respect to certain wells in which Mr. Peyton, members of his family, and Peyton Royalties, LP, have an interest.  Total royalty payments to those entities during 2013 were approximately $1.4 million.  Those interests were not acquired from the company.
REPORT OF THE AUDIT COMMITTEE

The SEC rules require that we include in our proxy statement a report from the board's audit committee. The following report concerns that committee's activities regarding oversight of our financial reporting and auditing process.
The audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report on Form 10-K for 2013 with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally-accepted auditing standards, including matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board (PCAOB). The committee has discussed with the independent registered public accounting firm the auditors' independence from management, including the implications of the SEC regulations regarding the provisions of non-audit services by the independent registered public accounting firm and determined that the provisions of the non-audit services were not inconsistent with the independent registered public accounting firm's status as an independent registered public accounting firm. In addition, the committee received the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526.
The committee also reviewed the report of management contained in our annual report on Form 10-K for the year 2013 filed with the SEC, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm (included in our annual report on Form 10-K). This report related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.
Based on review and discussions with management and the independent registered public accounting firm, the committee recommended to the board that the company's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The committee also discussed the interim financial information contained in each quarterly earnings announcement and Form 10-Q with our chief financial officer and independent registered public accounting firm before public release.
The board and the audit committee believe that the audit committee's current member composition satisfies the rule of the NYSE that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by applicable NYSE rule. Each member of the committee is financially literate, knowledgeable and qualified to review financial statements. The board has determined that Steven B. Hildebrand, Gary R. Christopher and Larry C. Payne qualify as “audit committee financial experts” under the rules of the SEC. During the year 2013, the committee met nine times.
Members of the Audit Committee:
Steven B. Hildebrand – Chairman
William B. Morgan
Gary R. Christopher
J. Michael Adcock
Larry C. Payne
PRINCIPAL ACCOUNTANT FEES AND SERVICES

By April 15, 2014, the audit committee expects to have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP
The following table shows the fees for professional audit services provided by PricewaterhouseCoopers LLP for the integrated audit of the company's annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services during those years.

	2013 ($)	2012 ($)
Audit Fees (1)	691,000	664,500
Audit-Related Fees (2)	110,145	227,500
Tax Fees (3)	13,700	10,700
All Other Fees	-	-
Total	814,845	902,700

Notes to table:

(1)
Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with the issuance of consents and assistance with review of documents filed with the SEC.

(2)	Audit-related fees consisted primarily of services provided in connection with audits of an employee benefit plan, oil and gas partnerships, and for 2012, review of the Noble properties acquisition.

(3)
For fiscal 2013 and 2012, respectively, tax fees principally included tax compliance fees of $12,450 and $10,700. No fees for tax advice were incurred in 2012, and $1,250 in tax advice fees were incurred in 2013.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Before incurring the following, management will submit a list of services and related fees expected to be rendered during that year within each of the following four categories of services to the audit committee for approval:

(1)
Audit services include audit work performed on the financial statements, internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and reporting standards.

(2)
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)
Tax services include all services, except those services specifically related to the audit of the financial statements performed by the independent registered public accounting firm's tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.
The audit committee pre-approves the independent registered public accounting firm's services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances (subject to certain de minimus exceptions), the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee may (and has at various times in the past) delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors (none of whom was or had been an officer or employee of the company or any of its subsidiaries) served on the compensation committee during the full course of fiscal year 2013: J. Michael Adcock, William B. Morgan, and Steven B. Hildebrand. G. Bailey Peyton IV served on the committee from January 1, 2013 to February 26, 2013. Additionally, John H. Williams served on the committee from January 1, 2013 until his death on May 1, 2013, when Gary R. Christopher was appointed to replace him on the committee. Mr. Christopher served on the committee from his May 1, 2013 appointment through December 31, 2013, and he continues as a member of the committee as of the date of this proxy statement. See “Certain transactions between the company and its officers, directors, nominees for director and their associates,” above, for details on ordinary course transactions between G. Bailey Peyton IV or his affiliated companies and our operating segments during 2013. G. Bailey Peyton IV does not currently serve on the compensation committee. There were no committee interlocks with other companies within the meaning of the SEC's rules during 2013.

ITEMS TO BE VOTED ON

ITEM 1:	ELECTION OF DIRECTORS
Item 1 is the election of four directors to the board. Our Amended and Restated Certificate of Incorporation provides that the number of directors on our board may not be less than three nor more than ten. Our board currently is composed of nine members, with a vacancy in Class II. It is divided into three classes each serving for a three-year term. Classes I and II consist of three directors and Class III consists of four directors. At each annual meeting, the term of one class expires. The term of service for those named directors serving in Class III expires at this meeting. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected.
If any director resigns, dies or is otherwise unable to serve out his or her term, or the board increases the number of directors, the board may fill the vacancy or elect the new director.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF:
J. Michael Adcock,
Steven B. Hildebrand,
Larry C. Payne, and
G. Bailey Peyton IV.

Nominees for Director
Terms Expiring at 2014 annual meeting (Class III)	J. Michael Adcock Age 65 Director since 1997
Mr. Adcock has been a licensed attorney since 1974, and has served since 1997 as co-trustee of the Don Bodard Trust, a private business trust dealing in real estate, oil and natural gas properties, and other equity investments. Mr. Adcock is also Chairman of the Board of the privately-owned Arvest Bank, Shawnee, Oklahoma, and a director, finance chair, and compensation committee member of the board of the nonprofit Avedis Foundation (successor to Community Health Partners, Inc.), positions he has held (with those entities or their predecessors) for more than five years. Mr. Adcock has been a co-owner of Central Disposal, LLC, a solid waste management company with operations in central Oklahoma, since 2009. Between 1997 and September 1998, Mr. Adcock was the Chairman of the Board of Ameribank and President and CEO of American National Bank and Trust Company of Shawnee, Oklahoma, and Chairman of AmeriTrust Corporation, Tulsa, Oklahoma. Prior to holding these positions, Mr. Adcock was engaged in the private practice of law, and served as General Counsel for Ameribank Corporation.

Steven B. Hildebrand Age 59 Director since 2008
Mr. Hildebrand was elected as a director in October 2008. Since March 2008, he has been engaged in personal investments. Mr. Hildebrand retired in 2008 from Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a car rental business, where he served as Executive Vice President and Chief Financial Officer since 1997. Prior to that, Mr. Hildebrand served as Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc., a subsidiary of Dollar Thrifty. Mr. Hildebrand joined Thrifty Rent-A-Car System, Inc. in 1987 as Vice President and Treasurer and became Chief Financial Officer in 1989. Mr. Hildebrand was with Franklin Supply Company, an oilfield supply business, from 1980 to 1987 where he held several positions including Controller and Vice President of Finance. From 1976 to 1980, Mr. Hildebrand was with the accounting firm Coopers & Lybrand, most recently as Audit Supervisor. Mr. Hildebrand has been designated by the board of directors as an audit committee financial expert. Mr. Hildebrand has served on boards for several charitable organizations in the Tulsa community.

Larry C. Payne Age 66 Director since 2011
Mr. Payne is President and Chief Executive Officer of LESA and Associates, LLC, a private investment and consulting firm, a position he has held since he started that firm in June of 2011. From December 1, 2012 to September 8, 2013, Mr. Payne also served as Interim President of Magnum NGLs, LLC, a private company engaged in natural gas liquids storage in Delta, Utah. From April 2010 to April 2011, Mr. Payne served as President and Chief Operating Officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company located in Overland Park, Kansas. From August 2009 to April 2010, Mr. Payne provided energy consulting services to private clients interested in the midstream energy business. From 2003 until August 2009 Mr. Payne served as President and Chief Operating Officer of SemStream, L.P., a midstream energy company engaged in natural gas liquids supply and marketing. Before joining SemStream, Mr. Payne served as Vice President of Commodity Management for Williams Midstream Marketing and Risk Management, LLC., and before that he served as Vice President of Natural Gas Liquids Supply, Trading and Risk Management for Texaco NGL. During his earlier years of service, Mr. Payne held numerous other positions in the energy industry including executive positions with Enterprise Products, Aux Sable Liquid Products and Ferrellgas. Mr. Payne received a B.S. in Business Administration from Grambling State University, and an MBA from Texas Southern University with a concentration in Finance and Economics. Mr. Payne currently serves on the board of directors for the following non-profit organizations: the Wayman Tisdale Foundation, the Board of Trustees for the Metropolitan Baptist Church, and Big Brothers Big Sisters of Oklahoma.

G. Bailey Peyton IV Age 58 Director since 2011
Since 1985, Mr. Peyton has been President of Peyton Holdings Corporation (formerly Peyton Oil and Gas), a Canadian, Texas company he formed in 1985 for purposes of buying land, minerals, and royalties. Since 2009, Mr. Peyton has owned and served as President and managing member of Perryton Feeders, LLC, a cattle feeding business in Perryton, Texas. Also since 2009, Mr. Peyton has owned and served as President of Cuatro Cattle Company, a cattle ranching operation in Canadian, Texas. Since 2007, Mr. Peyton has served as President and co-owner of Upland Resources, LLC, a Canadian, Texas oil and gas exploration company that began actively drilling in the Texas Panhandle in 2012. From 1984 to 2007, Mr. Peyton served as President of Upland Resources, Inc., an oil and natural gas exploration company he founded and later sold. Mr. Peyton currently serves on the board of directors of Happy State Bank in Amarillo, Texas, and The Citadelle Art Foundation in Canadian, Texas. Mr. Peyton is a past President of the Panhandle Association of Landmen, Amarillo, Texas.

Continuing Directors
Terms expiring at 2015 annual meeting (Class I)	John G. Nikkel Age 79 Director since 1983
Mr. Nikkel joined the company as its President, Chief Operating Officer and a director in 1983. He was elected its CEO in July 2001 and Chairman of the Board in August 2003. Mr. Nikkel retired as an employee and as the CEO of the company on April 1, 2005. He currently holds the position of Chairman of the Board. From 1976 until January 1982 when he co-founded Nike Exploration Company, Mr. Nikkel was an officer and director of Cotton Petroleum Corporation, serving as the President of Cotton from 1979 until his departure. Before joining Cotton, Mr. Nikkel was employed by Amoco Production Company for 18 years, last serving as Division Geologist for Amoco's Denver Division. Mr. Nikkel presently serves as President and a director of Nike Exploration Company, a family-owned oil and natural gas investment company. Mr. Nikkel received a Bachelor of Science degree in Geology and Mathematics from Texas Christian University.

Robert J. Sullivan Jr. Age 68 Director since 2005
Mr. Sullivan is, and since 1975 has been, a Principal with Sullivan and Company LLC, a family-owned independent oil and natural gas exploration and production company founded in 1958, and he has served as a manager of that company since approximately 1995. He is also the Founder (1989) of Lumen Energy Corporation, serving as its Chairman and CEO from inception to the time of its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating's Cabinet as Secretary of Energy in March 2002. He received a BBA from the University of Notre Dame, and a MBA from the University of Michigan. Mr. Sullivan is a Board Member of the Oklahoma Independent Petroleum Association, St. John Medical Center, St. Joseph Residence, and former Board Member of University of Notre Dame Alumni Association, Catholic Charities and Gatesway Foundation. He also is Trustee for the Monte Cassino Endowment Trust, a Member of the University of Notre Dame Irish Studies Advisory Council and Past Chairman of the following School Boards: Cascia Hall Preparatory School, Monte Cassino School and School of St. Mary.

Gary R. Christopher Age 64 Director since 2005
Mr. Christopher is engaged in personal investments and consulting and has been for more than five years. From August 1999 to January 2004, he served as President and CEO of PetroCorp Incorporated (a public oil and natural gas exploration company), and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company, Senior Vice President and Manager of the Energy Lending Division of First National Bank of Tulsa and from 1991 to 1996 Senior Vice President and Manager of Energy Lending for Bank of Oklahoma. Previous to that, Mr. Christopher worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a Production Engineer. Mr. Christopher is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Christopher received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla. Mr. Christopher is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, and PetroCorp Incorporated. He currently serves as an advisory director of Commerce Bank, Tulsa, part of Commerce Bancshares (Nasdaq: CBSH).

Terms expiring at 2016 annual meeting (Class II)	William B. Morgan Age 69 Director since 1988
Mr. Morgan was elected a director of the company in 1988. Mr. Morgan is engaged in personal investments and volunteer activities and has been for more than five years. Mr. Morgan retired in June 2007 from his position as Executive Vice President and General Counsel of St. John Health System, Inc., Tulsa, Oklahoma, and President of its principal for-profit subsidiary Utica Services, Inc., which positions he had held since 1995. Prior to joining St. John, he was Partner in the law firm of Doerner, Saunders, Daniel & Anderson, Tulsa, Oklahoma, and served as Adjunct Professor of Law at the University of Tulsa College of Law, where he taught Securities Regulation. During 1968 and 1969, he served as a United States Army Officer in Vietnam and was awarded several medals including the Bronze Star. Mr. Morgan has an undergraduate degree from Muhlenberg College, Allentown, Pennsylvania, and a Juris Doctor from the University of Tulsa College of Law. Mr. Morgan is a member of numerous professional and Bar associations and various federal Bars including the United States Supreme Court. He has been listed in Who's Who in American Law, Who's Who in American Education and The Best Lawyers in America. Mr. Morgan is a Fellow of the American College of Healthcare Executives and a Dispute Resolution Arbitrator with the Financial Industry Regulatory Authority.

Larry D. Pinkston Age 59 Director since 2004
Mr. Pinkston joined the company in December 1981. He had served as Corporate Budget Director and Assistant Controller before being appointed Controller in February 1985. In December 1986, he was elected Treasurer and was elected to the position of Vice President and Chief Financial Officer in May 1989. In August 2003, he was elected to the position of President. He was elected a director by the board in January 2004. In February 2004, in addition to his position as President, he was elected to the office of Chief Operating Officer. Effective April 1, 2005, Mr. Pinkston was elected to the additional position of CEO. He holds a Bachelor of Science Degree in Accounting from East Central University of Oklahoma.

The following table identifies our executive officers who are not directors as well as certain executive officers of our subsidiaries.

Name and Age as of the 2014 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships
Mark E. Schell - Age 57	Senior Vice President, General Counsel and Secretary
David T. Merrill - Age 53	Senior Vice President, Treasurer and Chief Financial Officer
John H. Cromling - Age 66	Executive Vice President of Unit Drilling Company
Bradford J. Guidry - Age 58	Executive Vice President of Unit Petroleum Company
Robert H. Parks Jr. - Age 59	President and Manager of Superior Pipeline Company, L.L.C.

ITEM 2:	ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We have chosen to provide our stockholders the opportunity to vote on our executive compensation once a year, in accordance with the frequency vote of our stockholders.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The choices we make with respect to our NEOs’ compensation seek to balance our goal of paying fair, reasonable, and competitive compensation with our goal of attracting and retaining talented and motivated professionals in our industry. We believe the compensation package we have described in this proxy statement achieves that balance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board, or the compensation committee of the board. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this proposal. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosure.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its meeting scheduled for April 2014 our audit committee expects to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2014 fiscal year. We are asking you to ratify and approve that action. A representative of PricewaterhouseCoopers LLP, will attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.
Although the law does not require this ratification, the audit committee believes that you should be given the opportunity to express your views on this matter. However, even if you ratify the selection, the audit committee may still appoint a new independent registered public accounting firm at any time if it believes that change would be in the best interest of the company and its stockholders. Failure to ratify this selection is not binding on the audit committee. However, if our stockholders do not ratify this selection, the audit committee will reconsider the appointment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL, WHICH VOTE WILL ACT TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

ITEM 4:	STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS
Amalgamated Bank's LongView MidCap 400 Index Fund (the "LongView Fund"), 275 Seventh Avenue, New York, New York 10001, has represented that, as of October 30, 2013, it had continuously held at least $2,000 worth of the company's common stock for more than one year prior to that date and that it planned to continue ownership through the date of our annual meeting, which its representative was prepared to attend. The LongView Fund has submitted the proposal below, for which the company accepts no responsibility, for inclusion in this proxy statement. If properly presented, this proposal will be voted on at the annual meeting:
"RESOLVED: That the shareholders of Unit Corporation ("Unit" or the "Company") hereby request that the board of directors amend the Company's governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision.
Supporting Statement
Unit uses a "plurality vote" standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely "withhold" support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.
This proposal asks the Board to adopt a ''majority vote" policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast "for" a nominee must exceed the number of votes cast "against" a nominee. If the only options are to vote "yes" or to "withhold" support, then a "withhold" vote would count as a vote "against" the nominee.
In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that "vacancy" until his or her successor is chosen.
Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.
Majority voting has been adopted by hundreds of companies in recent years. In our view, such a "majority vote" standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.
We urge your support FOR this important director election reform."
Statement of the Board of Directors in Response to this Proposal
The board of directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the board of directors makes no voting recommendation to stockholders on this matter. The board of directors understands that there are valid arguments for and against adopting a majority vote standard in the company’s certificate of incorporation or by-laws.
Approval of this proposal would not, by itself, implement majority voting. The proposal, which is advisory in nature, would constitute a recommendation to the board of directors if approved by stockholders. In order to implement some forms of majority voting, the company’s organizational documents would need to be amended, which in certain circumstances would involve a separate stockholder vote.
Although your vote on this proposal is not binding on the company, the board of directors has consistently demonstrated its commitment to good governance and values the views of the company’s stockholders. The board of directors will carefully consider the results of the vote on this proposal and will take what it determines to be appropriate action, if any, in response to the vote.
THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of the forms furnished to us, we believe that during 2013 all Section 16(a) filing requirements applicable to our reporting persons were complied with and all reports were timely filed.
MATTERS WHICH MAY COME BEFORE THE MEETING
The board does not intend to bring any other matters before the meeting, nor do we know of any matters that other persons intend to bring before the meeting. However, should other matters not mentioned in this proxy statement properly come before the meeting, the persons named in the accompanying proxy card will vote on them in accordance with their best judgment.
2015 STOCKHOLDER PROPOSALS OR NOMINATIONS
Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year's annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 21, 2014. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in the company's proxy statement is instead a reasonable time before the company begins to print and mail its proxy materials. These proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Unit Corporation
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
Fax: (918) 493-7711
For a stockholder proposal that is not intended to be included in the company's proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws and give timely notice to our corporate secretary in accordance with the bylaws, which, in general, require that the notice be received by our corporate secretary:

•	not earlier than the close of business on January 7, 2015; and

•	not later than the close of business on February 6, 2015.
If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary date of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.
Nomination of director candidates. You may propose director candidates for consideration by the board's nominating and governance committee. Any recommendation should include the nominee's name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of our shares of common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company's books, and of the beneficial owner, if any, on whose behalf the nomination or proposal is made, (ii) the class and number of shares of our common stock which are owned beneficially and of record by the stockholder (and such beneficial owner), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of shares of our common stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form a proxy to holders of at least the percentage of our common stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the time period described above under “Stockholder proposals.”
CONTACTING US
The following options are available if you would like to contact us:

•	if you would like to receive information about the company:
Our home page on the Internet, located at http://www.unitcorp.com gives you access to certain information regarding the company. This site contains our press releases, financial information and stock quotes, as well as our SEC filings. An online version of this proxy statement is also located on the site.

•	if you would like to contact us directly, please call our Investor Relations Department at (918) 493-7700, or send your correspondence to the following address:
Unit Corporation
Investor Relations
7130 South Lewis Avenue, Suite 1000
Tulsa, Oklahoma 74136
AVAILABILITY OF OUR FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT
Copies of our Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, may be obtained without charge by writing to: Mark E. Schell, Secretary, Unit Corporation, 7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136. You also may view a copy of the Form 10-K electronically by accessing our website at www.unitcorp.com/investor/filings.htm.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2014.
You may access our 2013 annual report and this proxy statement and our form of proxy for our May 7, 2014 annual meeting of stockholders at our website at www.unitcorp.com/investor/filings.htm, which does not have “cookies” that identify visitors to the site.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

ANNUAL MEETING OF STOCKHOLDERS OF

# UNIT CORPORATION

**May 7, 2014**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430303000000000000 6 050714

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. THE BOARD DOES NOT HAVE A VOTING RECOMMENDATION ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Approve, on an advisory basis, our named executive officers' compensation. | ☐ | ☐ | ☐ |
| 3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the year 2014. | ☐ | ☐ | ☐ |
| 4. Non-binding stockholder proposal to adopt a majority voting standard in uncontested elections of Directors of the company. | ☐ | ☐ | ☐ |

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AND ABSTAIN WITH RESPECT TO PROPOSAL 4.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

# UNIT CORPORATION

**May 7, 2014**

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

| | |
|---|---|
| **COMPANY NUMBER** | |
| **ACCOUNT NUMBER** | |
| | |

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:**
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430303000000000000 6 050714

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3. THE BOARD DOES NOT HAVE A VOTING RECOMMENDATION ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Approve, on an advisory basis, our named executive officers' compensation. | ☐ | ☐ | ☐ |
| 3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the year 2014. | ☐ | ☐ | ☐ |
| 4. Non-binding stockholder proposal to adopt a majority voting standard in uncontested elections of Directors of the company. | ☐ | ☐ | ☐ |

**THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AND ABSTAIN WITH RESPECT TO PROPOSAL 4.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.